Exhibit 10.2
INTERCREDITOR AGREEMENT
INTERCREDITOR AGREEMENT (this “Intercreditor Agreement”), dated as of November 18, 2009, among (i) Bank of America, N.A. (“Bank of America”), in its capacity as administrative agent (the “Revolving Credit Agent”) for the Revolving Credit Lenders (as hereinafter defined), and (ii) Sankaty Advisors, LLC, in its capacity as administrative agent (the “Term Loan Agent”) for the Term Loan Lenders (as hereinafter defined).
WHEREAS, pursuant to a Loan and Security Agreement dated as of March 6, 2006 (as amended, amended and restated, modified, supplemented, renewed, replaced or Refinanced in whole or in part from time to time, and any other agreement extending the maturity of, consolidating (including adding Subsidiaries or affiliates of any Credit Party (as defined below) or any other Persons as parties thereto), renewing, replacing or Refinancing all or any portion of the Bank Debt, or all or any portion of the amounts owed under any other agreement that itself is the Revolving Credit Agreement hereunder and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Bank Debt (as defined below) that may be incurred thereunder, the “Revolving Credit Agreement”), among The Bon-Ton Department Stores, Inc., a Pennsylvania corporation (“Bon-Ton”) and The Elder-Beerman Stores Corp., an Ohio corporation (“Elder-Beerman” and, together with Bon-Ton, the “Borrowers”), the “Lenders” identified therein (the “Revolving Credit Lenders”), the Revolving Credit Agent and the other agents and arrangers from time to time party thereto, the Revolving Credit Lenders have made loans and other extensions credit to the Borrowers; and
WHEREAS, pursuant to (a) the Guaranty dated as of March 6, 2006 (as amended, amended and restated, modified, supplemented, renewed or replaced and in effect from time to time, including any replacement therefor, the “Revolving Credit Guaranty”), (i) The Bon-Ton Stores, Inc., (ii) The Bon-Ton Giftco, Inc., (iii) The Bon-Ton Stores of Lancaster, Inc., (iv) The Bon-Ton Trade, LLC, (v) Carson Pirie Scott II, Inc., (vi) Bon-Ton Distribution, Inc., and (vii) McRIL, LLC (collectively, the “Initial Guarantors”) have guaranteed the “Obligations” under and as defined in the Revolving Credit Agreement, and (b) the Revolving Credit Agreement, the Borrowers have agreed to cause certain Subsidiaries of the Borrowers and the Initial Guarantors (such Subsidiaries, together with the Borrowers and the Initial Guarantors being hereinafter referred to, collectively, as the “Credit Parties”) to guarantee the “Obligations” under and as defined in the Revolving Credit Agreement; and
WHEREAS, pursuant to a Second Lien Loan and Security Agreement, dated as of the date hereof (as amended, amended and restated, modified, supplemented, renewed, replaced or Refinanced in whole or in part from time to time, and any other agreement extending the maturity of, consolidating (including adding Subsidiaries or affiliates of any Credit Party (as defined below) or any other Persons as parties thereto), renewing, replacing or Refinancing all or any portion of the Term Loan Debt, or all or any portion of the amounts owed under any other agreement that itself is the Term Loan Agreement hereunder and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Term Loan Debt (as defined below) that may be incurred thereunder, the “Term Loan Agreement”), among the Borrowers, the “Lenders” identified therein (the “Term Loan Lenders”) and the Term Loan Agent, the Term Loan Lenders have agreed, upon the terms and subject to the conditions contained therein, to make a term loan in the amount of $75,000,000 to the Borrowers; and
WHEREAS, pursuant to (a) the Guaranty dated as of the date hereof (as amended, amended and restated, modified, supplemented, renewed or replaced and in effect from time to time, including any replacement therefor, the “Term Loan Guaranty”), the Initial Guarantors have agreed to guarantee the “Obligations” under and as defined in the Term Loan Agreement, and (b) the Term Loan Agreement, the Borrowers have agreed to cause such other Credit Parties to guarantee the “Obligations” under and as defined in the Term Loan Agreement; and

WHEREAS, it is a condition precedent to the Revolving Credit Lenders’ willingness to continue to make loans and otherwise extend credit to the Borrowers pursuant to the Revolving Credit Agreement and the Term Loan Lenders’ willingness to make a term loan to the Borrowers pursuant to the Term Loan Agreement that the Credit Parties, the Revolving Credit Agent and the Term Loan Agent enter into this Intercreditor Agreement; and
WHEREAS, in order to induce the Revolving Credit Lenders to continue to make loans and otherwise extend credit to the Borrowers pursuant to the Revolving Credit Agreement and the Term Loan Lenders to make the term loan to the Borrowers pursuant to the Term Loan Agreement, the Credit Parties, the Revolving Credit Agent and the Term Loan Agent have agreed to enter into this Intercreditor Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Definitions. Capitalized terms not otherwise defined herein have the same respective meanings given to them in the Revolving Credit Agreement. In addition, the following terms shall have the following meanings:
Agent(s). Individually, the Revolving Credit Agent or the Term Loan Agent, as applicable, and collectively, the Revolving Credit Agent and the Term Loan Agent.
Aggregate Borrowing Base. As of any date of determination, an amount equal to (i) the Tranche A Borrowing Base (without giving effect to clause (a) thereof), plus (ii) Tranche A-1 Borrowing Base (without giving effect to clause (a) thereof), in each case of clauses (i), and (ii) hereof, including all component definitions thereof, (x) as defined in the Revolving Credit Agreement as in effect on the date hereof and, at any time on or after the Restatement Effective Date, the Revolving Credit Agreement as in effect on the Restatement Effective Date and (y) based upon the most recent Borrowing Base Certificate received by the Revolving Credit Agent prior to the funding of loans and advances by a Revolving Credit Secured Party or the issuance, renewal or amendment of a Letter of Credit by an applicable Issuing Bank.
Aggregate Borrowing Base Formula. At any time, the formula used in determining the Aggregate Borrowing Base at such time.
Aggregate Excess Availability. As of any date of determination, Excess Availability under and as defined in the Revolving Credit Agreement, based upon the most recent Borrowing Base Certificate received by the Revolving Credit Agent prior to the funding of loans or advances by a Revolving Credit Secured Party or the issuance, renewal or amendment of a Letter of Credit by an applicable Issuing Bank.
Asserted Known Bank Indemnification Claim. Any matters or circumstances for which notice of demand has been made, asserted or threatened against the Revolving Credit Agent or any Revolving Credit Secured Party whether in writing or orally that at the time of determination could reasonably be expected to result in direct or actual damages and expenses (including, without limitation, reasonable and documented attorneys’ fees and disbursements but excluding special, indirect, consequential or punitive damages to the Revolving Credit Agent or any Revolving Credit Secured Party) to the Revolving Credit Agent or any Revolving Credit Secured Party and which are subject to indemnification by the Credit Parties pursuant to the terms of the Revolving Credit Agreement or the Revolving Loan Documents.

Asserted Known Term Loan Indemnification Claim. Any matters or circumstances for which notice of demand has been made, asserted or threatened against the Term Loan Agent or Term Loan Lenders whether in writing or orally that at the time of determination could reasonably be expected to result in direct or actual damages and expenses (including, without limitation, reasonable and documented attorneys’ fees and disbursements but excluding special, indirect, consequential or punitive damages to the Term Loan Agent or any Term Loan Lender) to the Term Loan Agent or any Term Loan Lender and which are subject to indemnification by the Credit Parties pursuant to the terms of the Term Loan Agreement or the Term Loan Documents.
Bank Debt. All Obligations under and as defined in the Revolving Credit Agreement, which includes, without limitation, any and all principal, interest (including any interest that accrues after the commencement by or against any Credit Party of any Insolvency Proceeding), fees, costs, enforcement expenses (including legal fees and disbursements), letter of credit reimbursement obligations, collateral protection expenses, Asserted Known Bank Indemnification Claims at such time of determination, Unasserted Known Bank Indemnification Claims at such time of determination and other reimbursement obligations (including, but not limited to, Bank Product Obligations) created or evidenced by the Revolving Credit Agreement or any of the other Revolving Loan Documents, or any existing, concurrent, or subsequent notes, instruments or agreements of indebtedness, liabilities or obligations of any type or form whatsoever relating to the Revolving Credit Agreement, the other Revolving Loan Documents and Bank Product Obligations in favor of any Revolving Credit Secured Party, and any Refinancing of the foregoing made in accordance with the provisions of this Intercreditor Agreement. Bank Debt shall not include interest, costs, advances, fees, expenses or indemnities (including legal fees and disbursements) incurred in respect of the Revolving Credit Agreement and the other Revolving Loan Documents to the extent the Revolving Credit Agent’s or any Revolving Credit Secured Party’s claim therefor is not allowed in any Insolvency Proceeding.
Bank Loan Termination Date. The first date on which (i) the Revolving Credit Secured Parties have received payment in full in cash of all of the Priority Bank Debt; (ii) the Revolving Credit Agent or the Revolving Credit Secured Parties shall have received cash collateral (or, in connection with Letters of Credit, “back-to-back” letters of credit from a financial institution reasonably acceptable to the Revolving Credit Agent) in such amounts as the Revolving Credit Agent determines is reasonably necessary to secure the obligations owing to the Revolving Credit Secured Parties (and their Affiliates) in connection with (A) any issued and outstanding Letters of Credit constituting Priority Bank Debt but not in any event in an amount greater than 104% of the aggregate undrawn face amount of such Letters of Credit (or such Letters of Credit shall have been returned to the applicable Issuing Bank for cancellation), and (B) any Asserted Known Bank Indemnification Claims, in an amount not to exceed 100% of the Credit Parties’ obligations to the Revolving Credit Agent and the Revolving Credit Secured Parties in respect thereof; (iii) the Revolving Credit Agent shall have received cash collateral in an amount equal to the Challenge Period Retention Amount of the Revolving Credit Agent to be held as a reserve to pay any claims (whether known or unknown) which may arise on or prior to the Challenge Period Termination Date; and (iv) the commitment of the Revolving Credit Secured Parties to make any loans or provide other financial accommodations to the Borrowers under the Revolving Loan Documents shall have been terminated. If, at any time prior to or simultaneously with the occurrence of the Bank Loan Termination Date, the Credit Parties enter into (x) any Refinancing of the Bank Debt, which Refinancing is permitted under the terms of this Intercreditor Agreement or (y) Post-Petition Financing with one or more Revolving Credit Secured Parties and such Post-Petition Financing is entered into in accordance with Section 10.2, then, in each case, the Bank Loan Termination Date shall automatically be deemed not to have occurred for all purposes of this Intercreditor Agreement.

Bank Product Obligations. All Bank Product Debt under and as defined in the Revolving Credit Agreement, as in effect on the date hereof.
Challenge Period Retention Amount. An amount equal to (a) $2,000,000, in the case of the Revolving Credit Agent, and (b) $750,000, in the case of the Term Loan Agent.
Challenge Period Termination Date. (a) With respect to a payment in full in cash of the Priority Bank Debt or the Priority Term Loan Debt, as applicable, that is made (x) during any Insolvency Proceeding with respect to any Credit Party or (y) within one hundred five (105) days of the commencement of any Insolvency Proceeding with respect to any Credit Party, the first date on which (i) the Credit Parties shall have released the Revolving Credit Secured Parties or the Term Loan Agent and the Term Loan Lenders, as applicable, from any Claims arising out of, connected with or related to the Revolving Loan Documents or Term Loan Documents, as the case may be, and, if applicable, shall have stipulated in a final non-appealable order of a court of competent jurisdiction that they have no Claims against the Revolving Credit Secured Parties or the Term Loan Agent and the Term Loan Lenders, as applicable, and (ii) either (x) the Revolving Credit Agent or Term Loan Agent, as applicable, shall have received a certification from each official committee appointed in any such Insolvency Proceeding certifying to the Revolving Credit Agent or Term Loan Agent, as applicable, that such committee will not commence any challenge to the Liens of such Person or (y) the entry of a final non-appealable order of a court of competent jurisdiction determining that no such committee has any claim or cause of action against the Revolving Credit Secured Parties or the Term Loan Agent and the Term Loan Lenders, as applicable, arising out of, connected with or related to the Revolving Loan Documents or the Term Loan Documents, as applicable, or the Liens of the Revolving Credit Secured Parties or the Term Loan Agent and the Term Loan Lenders, as applicable, and (b) with respect to a payment in full in cash of the Priority Bank Debt or the Priority Term Loan Debt, as applicable, that is made at any other time, the date that is one hundred five (105) days after date of such payment.
Claims. All past, present and future actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including, without limitation, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, foreseen or unforeseen, suspected or unsuspected, then existing or which may thereafter exist against any applicable Secured Party or any of their respective past or present officers, directors, servants, agents, attorneys, assigns, heirs, parents or subsidiaries, whether held in a personal or representative capacity, and which in each case are based on any act, fact, event or omission or other matter, cause or thing, directly or indirectly arising out of, connected with or relating to the Revolving Loan Documents or the Term Loan Documents, as applicable, or the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.
Collateral. All assets and properties of any kind whatsoever of any Credit Party that is at any time subject to a Lien in favor of the Revolving Credit Agent or the Term Loan Agent.
Excluded Bank Debt. (a) The aggregate outstanding principal amount of Loans and the aggregate face amount of Letters of Credit made, issued or incurred pursuant to the Revolving Loan Documents which causes the amount of Loans and Letters of Credit to exceed the sum of (i) the Maximum Bank Debt at the time of such making, issuance or incurrence, or any interest, fees or reimbursement obligations accrued on or with respect to such excess principal amount pursuant to this clause (a) plus (ii) the aggregate amount of interest and fees, in each case, in respect of Loans and Letters of Credit not otherwise constituting Excluded Bank Debt, and expenses under the Revolving Credit Agreement which have been charged to the loan account of the Borrowers and deemed to be a Loan thereunder, (b) any Unasserted Known Bank Indemnification Claims at such time of determination (exclusive of any such claims to the extent of the Challenge Period Retention Amount applicable to the Revolving Credit Agent) and (c) any prepayment fee or early termination fee set forth in the Revolving Credit Agreement. Excluded Bank Debt shall not include any portion of Bank Debt (and interest thereon) attributable to an Inadvertent Overadvance.

Excluded Term Loan Debt. (i) Any prepayment fee or early termination fee set forth in the Term Loan Agreement, and (ii) any Unasserted Known Term Loan Indemnification Claims at such time of determination (exclusive of any such claims to the extent of the Challenge Period Retention Amount applicable to the Term Loan Agent).
Exigent Circumstances. An event or circumstance that materially and imminently threatens the ability of the Revolving Credit Agent or the Term Loan Agent to realize upon all or a material part of the Collateral, such as, without limitation, fraudulent removal or concealment thereof, destruction (other than to the extent covered by insurance) or material waste thereof.
Inadvertent Overadvance Amounts. The aggregate amount of all Overadvances resulting from any and all Inadvertent Overadvances.
Inadvertent Overadvance Period. The period of time following the occurrence of an Inadvertent Overadvance and continuing until such time as no Overadvance is outstanding.
Inadvertent Overadvances. The funding of any loan or advance under the Revolving Credit Agreement or the issuance, renewal or amendment of a Letter of Credit by an Issuing Bank which did not result in an Overadvance when made based upon the most recent Borrowing Base Certificate received by the Revolving Credit Agent prior to such funding or issuance, renewal or amendment of a Letter of Credit but which has, on the relevant date of determination, become an Overadvance as the result of (i) a decline in the value of the Aggregate Borrowing Base or the Collateral, (ii) errors or fraud on a Borrowing Base Certificate, (iii) components of the Tranche A Borrowing Base and/or Tranche A-1 Borrowing Base on any date thereafter being deemed ineligible, (iv) the return of uncollected checks or other items of payment applied to the reduction of Loans or other similar involuntary or unintentional actions, (v) the imposition of any reserve or a reduction in advance rates after the funding of any loan or advance or the issuance, renewal or amendment of a Letter of Credit by an Issuing Bank or (vi) any other circumstance beyond the reasonable control of the Revolving Credit Agent or the Revolving Credit Secured Parties that results in the reduction of the realizable value of the Tranche A Borrowing Base and/or Tranche A-1 Borrowing Base.
Insolvency Laws. (i) The Bankruptcy Code and any successor to such statute, (ii) any statute dealing with the reorganization or liquidation of debtors, and (iii) any other applicable insolvency or other similar law of any jurisdiction including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.
Insolvency Proceeding. (i) Any case or proceeding commenced by or against any Person under any provision of any Insolvency Laws, or (ii) any proceeding seeking the appointment of any trustee, receiver, interim receiver, liquidator, custodian, monitor or other insolvency official with similar powers with respect to such Person or any of its assets, or (iii) any proceeding for liquidation, dissolution or other winding up of the business of such Person, or (iv) any assignment for the benefit of creditors or any marshalling of assets of such Person.

Lien Enforcement Action. (i) Any action by any Revolving Credit Secured Party or the Term Loan Agent or any Term Loan Lender to foreclose on or otherwise enforce its rights in respect of the Lien of such Person in any Collateral, (ii) any action, as part of an exercise of rights or remedies, by a Revolving Credit Secured Party or the Term Loan Agent or any Term Loan Lender to take possession of, sell or otherwise realize (judicially or non-judicially) upon any Collateral (including, without limitation, by setoff or notification of account debtors or other Persons obligated on Collateral), and/or (iii) the commencement by any Revolving Credit Secured Party or the Term Loan Agent or any Term Loan Lender of any legal proceedings against any Credit Party or with respect to any Collateral to facilitate the actions described in clause (i) and clause (ii) above; provided that, for the avoidance of doubt, none of the following shall constitute a Lien Enforcement Action: (A) making demand for payment or accelerating the maturity of any Bank Debt or Term Loan Debt, (B) the receipt of payments of principal of or interest on the Bank Debt or the Term Loan Debt, or payments of other obligations arising under the Revolving Loan Documents or the Term Loan Documents, including the receipt and application by the Revolving Credit Agent to the Bank Debt of proceeds of Collateral received from account debtors or other Persons obligated on Collateral or through any lockbox or other cash management arrangement, whether or not any Revolving Credit Event of Default exists at the time of application, (C) the implementation of reserves (including, without limitation, availability blocks) under the Revolving Credit Agreement, (D) the reduction of advance rates under the Revolving Credit Agreement, or (E)  the exercise by any Revolving Credit Secured Party or any of their Affiliates of any right of offset with respect to Debt not arising under the Revolving Credit Agreement.
Materials. Shall have the meaning set forth in Section 7.6.
Maximum Bank Debt. On any date of determination thereof, an amount equal to the result of (a) the Aggregate Borrowing Base, minus (b) the Minimum Excess Availability Amount plus (c) (i) if no Inadvertent Overadvance Period exists with respect to the Borrowers, Protective Overadvances in an amount up to five percent (5%) of the Aggregate Borrowing Base or (ii) if an Inadvertent Overadvance Period exists with respect to the Borrowers, the sum of (A) Protective Overadvances in an amount up to five percent (5%) of the Aggregate Borrowing Base, plus (B) the Inadvertent Overadvance Amounts, plus (d) in the event that an Insolvency Proceeding exists with respect to the Borrowers, the Permitted Insolvency Increase Amount, minus (e) to the extent reserves in respect thereof are then applicable, but solely to the extent the same has not been deducted in the calculation of the Aggregate Borrowing Base at such time, an amount equal the Revolving Credit Reconciliation Amount on such date.
Minimum Excess Availability Amount. Shall mean that amount of Excess Availability at all times required to be maintained by the Credit Parties pursuant to Section 10.3.1 (Excess Availability) of the Revolving Credit Agreement but determined without giving effect to any increase in the amount of such Excess Availability required under the proviso to such Section 10.3.1.
Overadvance. The making of a Loan, the issuance of a Letter of Credit or the provision of any other credit support to the extent that, immediately after its having been made, the result of the Aggregate Excess Availability minus the Minimum Excess Availability Amount is less than zero ($0).
Permitted Insolvency Increase Amount. At any time, an amount equal to the result of (a) the Aggregate Borrowing Base at such time, calculated utilizing the Aggregate Borrowing Base Formula in effect on the date hereof and, at any time on or after the Restatement Effective Date, the Aggregate Borrowing Base Formula in effect on the Restatement Effective Date, minus (b) the Aggregate Borrowing Base at such time, calculated utilizing the Aggregate Borrowing Base Formula in effect at such time; provided, however, that notwithstanding the foregoing, at any time prior to December 30, 2010, the “Permitted Insolvency Increase Amount” shall in no event be an amount less than five percent (5%) of the Aggregate Borrowing Base at such time.

Post-Petition Financing. Shall have the meaning set forth in Section 10.2.
Post-Petition Lenders. Shall have the meaning set forth in Section 10.2.
Priority Bank Debt. All Bank Debt other than Excluded Bank Debt.
Priority Lien Agent. (a) Until the earlier of the Bank Loan Termination Date or the Term Loan Remedies Exercise Date, the Revolving Credit Agent, (b) thereafter until all Priority Term Loan Debt is paid in full, the Term Loan Agent, (c) following the payment in full of all Priority Term Loan Debt, the Revolving Credit Agent until all other Bank Debt is paid in full and (d) following the payment in full of all Bank Debt, the Term Loan Agent.
Priority Term Loan Debt. All Term Loan Debt other than Excluded Term Loan Debt.
Proposed Restated Revolving Credit Agreement. The form of Amended and Restated Loan and Security Agreement attached hereto as Exhibit A.
Protective Overadvances. An Overadvance which the Revolving Credit Agent in its reasonable business judgment in the performance of its duties under the Revolving Credit Agreement, determines to be necessary or desirable to, directly or indirectly, (i) maintain, protect or preserve the value of the Collateral and/or the Revolving Credit Agent’s rights therein as determined in the discretion of the Revolving Credit Agent, including to preserve the Credit Parties’ business assets and infrastructure (such as the payment of insurance premiums, taxes, necessary suppliers, rent and payroll), (ii) to implement and exercise a Lien Enforcement Action, (iii) to fund an orderly liquidation or wind-down of the Credit Parties’ assets or business or an Insolvency Proceeding (whether or not occurring prior to or after the commencement of an Insolvency Proceeding), or (iv) to enhance the likelihood, or maximize, the repayment of the Bank Debt.
Refinance. In respect of any Bank Debt or Term Loan Debt, to refinance, extend, renew, defease, supplement, replace or repay such indebtedness, or to issue other indebtedness in exchange or replacement for such indebtedness, in whole or in part, whether with the same or different lenders, arrangers or agents. “Refinanced” and “Refinancing” shall have correlative meanings.
Release Event. The occurrence and continuance, as applicable, of a Revolving Credit Event of Default or Term Loan Event of Default, upon the written request of the Priority Lien Agent delivered to the other Agent not less than five (5) Business Days prior to the proposed sale or disposition of any Collateral.
Remedy Standstill Period. Whether or not any Insolvency Proceeding has been commenced by or against any Credit Party, the period commencing on the date of the Revolving Credit Agent’s receipt of written notice from the Term Loan Agent that a Term Loan Event of Default has occurred and is continuing and ending on the date which is ninety (90) days after receipt of such notice. Such written notice from the Term Loan Agent to the Revolving Credit Agent shall reference this Intercreditor Agreement, declare a “Remedy Standstill Period” to commence and certify whether (i) the “Obligations” under and as defined in the Term Loan Agreement are then due and payable in full (whether as a result of acceleration hereof or otherwise) in accordance with the terms of the Term Loan Agreement and the Term Loan Agent intends to commence Lien Enforcement Action or (ii) the Term Loan Agent intends to commence Lien Enforcement Action.

Restatement Effective Date. The first date on which the Revolving Credit Agreement shall be amended or amended and restated after the date hereof substantially on the terms and conditions, and in the form, of the Proposed Restated Revolving Credit Agreement with such changes or other modifications as may be required by any Revolving Credit Lender so long as such amendment or other modification shall not be in violation of the provisions set forth in Section 7.1.
Revolving Credit Event of Default. An Event of Default under and as defined in the Revolving Credit Agreement.
Revolving Credit Reconciliation Amount. At any date of determination, an amount equal to (a) at any time Prior to the Restatement Effective Date, the result of (i) the Aggregate Borrowing Base at such time, minus (ii) the Aggregate Borrowing Base at such time, calculated as if the Proposed Restated Revolving Credit Agreement (with such changes or other modifications as may be required by any Revolving Credit Lender so long as such amendment or other modification shall not be in violation of the provisions set forth in Section 7.1) were in effect such time and (b) at any time on or after the Restatement Effective Date, zero Dollars ($0).
Revolving Credit Secured Parties. Collectively, the Secured Parties under and as defined in the Revolving Credit Agreement.
Revolving Loan Documents. The Loan Documents under and as defined in the Revolving Credit Agreement.
Specified Revolving Credit Amendments. Any amendment, restatement, supplement, modification, waiver, substitution, renewal, Refinancing, replacement, extension, or consolidation of any or all of the Revolving Loan Documents to:
(a) increase the sum of the then outstanding aggregate principal amount of the Loans and outstanding Letters of Credit made, issued or incurred under the Revolving Credit Agreement and any Post-Petition Financing in excess of the amount of the Maximum Bank Debt;
(b) except to allow for a Permitted Insolvency Increase Amount, (i) at any time prior to the Restatement Effective Date, change the definitions of “Tranche A Borrowing Base” or “Tranche A-1 Borrowing Base”, and in each case any component definition thereof, as in effect on the date hereof, in a manner which would effect an increase in the Aggregate Borrowing Base and (ii) at any time on or after the Restatement Effective Date, change the definitions of “Tranche A Borrowing Base” or “Tranche A-1 Borrowing Base”, and in each case any component definition thereof, set forth in the Proposed Restated Revolving Credit Agreement, in a manner which would effect an increase in the Aggregate Borrowing Base;

(c) except to allow for a Permitted Insolvency Increase Amount, (i) at any time prior to the Restatement Effective Date, increase the advance rates set forth in the Tranche A Inventory Formula Amount, the Machinery and Equipment Amount, the Tranche A Real Estate Amount, the Tranche A-1 Inventory Formula Amount or the Tranche A-1 Real Estate Amount above the rates identified therein as in effect on the date hereof, and (ii) at any time on or after the Restatement Effective Date, increase the advance rates set forth in the Tranche A Inventory Formula Amount, the Tranche A Real Estate Amount, the Tranche A Credit Card Receivables Amount, the Tranche A-1 Inventory Advance Percentage or the Tranche A-1 Real Estate Amount above the rates identified in the Proposed Restated Revolving Credit Agreement;
(d) except to allow for a Permitted Insolvency Increase Amount, (i) at any time prior to the Restatement Effective Date, change the definitions of “Availability Reserve”, “Inventory Reserve”, “Rent and Charges Reserve” or “Bank Product Reserve”, in each case as in effect on the date hereof, in a manner which would effect an increase in the Aggregate Borrowing Base or cease deducting from the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base (as applicable but allocated among the foregoing, in the sole discretion of the Revolving Credit Agent and without duplication) the “Availability Reserve” and (ii) at any time on or after the Restatement Effective Date, change the definitions of “Availability Reserve”, “Credit Card Receivables Reserve”, “Rent and Charges Reserve”, “Bank Product Reserve” or “Asset Disposition Reserve”, in each case as set forth in the Proposed Restated Revolving Credit Agreement, in a manner which would effect an increase in the Aggregate Borrowing Base or cease deducting from the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base (as applicable but allocated amongst the foregoing, in the sole discretion of the Revolving Credit Agent and without duplication) the “Availability Reserve”; or
(e) except to allow for a Permitted Insolvency Increase Amount, (i) at any time prior to the Restatement Effective Date, add any new asset classes (i.e., types of property other than Eligible Credit Card Accounts, Eligible Inventory and Eligible Real Estate) to the definition of the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base in effect on the date hereof and (ii) at any time on or after the Restatement Effective Date, add any new asset classes (i.e., types of property other than Eligible Credit Card Accounts, Eligible Inventory and Eligible Real Estate) to the definition of the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base set forth in the Proposed Restated Revolving Credit Agreement.
Term Loan Debt. All “Obligations” under and as defined in the Term Loan Agreement, including, without limitation, any and all principal, interest (including any interest that accrues after the commencement by or against the Credit Parties of any Insolvency Proceeding), fees, costs, enforcement expenses (including legal fees and disbursements), Asserted Known Term Loan Indemnification Claims at such time of determination, Unasserted Known Term Loan Indemnification Claims at such time of determination, collateral protection expenses and other reimbursement obligations created or evidenced by the Term Loan Agreement or any of the other Term Loan Documents relating thereto in favor of the Term Loan Agent or any of the Term Loan Lenders. Term Loan Debt shall not include interest, costs, advances, fees, expenses or indemnities (including, legal fees and disbursements) incurred in respect of the Term Loan Agreement and the Term Loan Documents to the extent the Term Loan Agent’s or the Term Loan Lenders’ claim therefrom is not allowed in an Insolvency Proceeding.
Term Loan Documents. Collectively, the “Loan Documents” as such term is defined in the Term Loan Agreement.
Term Loan Event of Default. An “Event of Default” as such term is defined in the Term Loan Agreement.

Term Loan Remedies Exercise Date. The date following the Remedy Standstill Period and identified in the prior written notice delivered by the Term Loan Agent to the Revolving Credit Agent as provided in Section 3.2(a), provided that the Term Loan Remedies Exercise Date shall not be deemed to have occurred if prior to the expiration of the Remedy Standstill Period the Revolving Credit Agent is diligently pursuing in good faith the exercise of its enforcement rights and remedies against all or a material portion of the Collateral.
Transfer. Shall have the meaning set forth in Section 9.
Unasserted Known Bank Indemnification Claims. Any matters or circumstances for which notice of demand has not been made or asserted against the Revolving Credit Agent or any Revolving Credit Secured Party in any manner but which at the time of determination are known to the Revolving Credit Agent or any Revolving Credit Secured Party and which would reasonably be expected to result in a claim subject to indemnification by the Credit Parties pursuant to the terms of the Revolving Credit Agreement.
Unasserted Known Term Loan Indemnification Claims. Any matters or circumstances for which notice of demand has not been made or asserted against the Term Loan Agent or Term Loan Lenders in any manner but which at the time of determination are known to the Term Loan Agent or Term Loan Lenders and which would reasonably be expected to result in a claim subject to indemnification by the Credit Parties pursuant to the terms of the Term Loan Agreement.
Voided Payment. Shall have the meaning set forth in Section 16.
2. Lien Subordination. The parties agree that, at all times, whether before during or after any Insolvency Proceeding, to the extent valid, perfected, enforceable and not avoided, and, in each case, irrespective of the time or manner of perfection thereof or the execution, delivery or issuance of any Revolving Loan Documents or Term Loan Documents (a) Liens securing the Priority Bank Debt shall be senior to the Liens securing the Priority Term Loan Debt, the Excluded Bank Debt and the Excluded Term Loan Debt, and the Liens securing the Priority Term Loan Debt, the Excluded Bank Debt and the Excluded Term Loan Debt shall be and are hereby rendered subordinate and junior in priority to the Liens securing the Priority Bank Debt, (b) Liens securing the Priority Term Loan Debt shall be senior to the Liens securing the Excluded Bank Debt and the Excluded Term Loan Debt and the Liens securing the Excluded Bank Debt and the Excluded Term Loan Debt shall be and are hereby rendered subordinate and junior in priority to the Liens securing the Priority Term Loan Debt, and (c) Liens securing the Excluded Bank Debt shall be senior to the Liens securing the Excluded Term Loan Debt and the Liens securing the Excluded Term Loan Debt shall be and are hereby rendered subordinate and junior in priority to the Liens securing the Excluded Bank Debt. The Term Loan Agent and the Term Loan Lenders further acknowledge and agree that the mortgages evidencing Revolving Credit Agent’s mortgage Liens, as the same may be modified, consolidated, extended or amended from time to time, secure future advances, the Revolving Credit Agent and the Revolving Credit Secured Parties have, subject to the limitations contained in this Intercreditor Agreement, a first priority mortgage lien under such mortgages to secure such future advances, and, to the extent such mortgages of the Revolving Credit Agent encumber property and interests in Pennsylvania, such mortgages are “open-end mortgages” as described in 42 Pa.C.S.A. §8143.

2.1. Application of Collateral Proceeds.
(a) General. All proceeds of the Collateral received or collected by the Revolving Credit Agent or the Term Loan Agent upon the occurrence of any of the following events: (i) after the acceleration of the Bank Debt or the Term Loan Debt so long as one or more of the Revolving Credit Secured Parties has not provided Post-Petition Financing as set forth in Section 10.2 hereof unless the indebtedness under such Post-Petition Financing provided by such Revolving Credit Secured Party as set forth in Section 10.2 is accelerated; (ii) as proceeds of any Lien Enforcement Action with respect to the Collateral after the occurrence and during the continuation of a Revolving Credit Event of Default or a Term Loan Event of Default so long as one or more of the Revolving Credit Secured Parties has not provided Post-Petition Financing as set forth in Section 10.2 hereof and such Revolving Credit Secured Parties are not taking any Lien Enforcement Action under such Post-Petition Financing; (iii) after the occurrence of a Release Event pursuant to Section 2.6; (iv) after the commencement of any Insolvency Proceeding so long as one or more of the Revolving Credit Secured Parties has not provided Post-Petition Financing as set forth in Section 10.2 hereof; (v) upon the conduct of a store closing, going-out-of-business or similar sale by any Credit Party for all or any material portion of its inventory and/or stores, whether or not a Revolving Credit Event of Default or Term Loan Event of Default then exists; or (vi) upon any other sale or disposition of all or a material portion of the Collateral (other than in the ordinary course of business) shall be applied: first, to the payment of the Priority Bank Debt, including the payment of interest, fees and expenses constituting Priority Bank Debt (in each case, to the extent then due and payable) and the provision of cash collateral to the Revolving Credit Agent in an amount equal to (A) 104% of the undrawn amount of any Letters of Credit constituting Priority Bank Debt, (B) 100% of the obligations in respect of Bank Product Obligations, and (C) 100% of the amount of Asserted Known Bank Indemnification Claims at such time; second, to the provision of cash collateral to the Revolving Credit Agent in an amount equal the Challenge Period Retention Amount of the Revolving Credit Agent to be held as a reserve to pay any claims (whether known or unknown) which may arise on or prior to the Challenge Period Termination Date, provided that such portion of the Challenge Period Retention Amount which shall not have been used by the Revolving Credit Agent to pay claims which arose on or prior to the Challenge Period Termination Date shall be applied promptly by the Revolving Credit Agent as specified in this Section 2.1; third, to payment of the Priority Term Loan Debt, including the payment of interest, fees and expenses constituting Term Loan Debt (in each case, to the extent then due and payable) and the provision of cash collateral to the Term Loan Agent in an amount equal to 100% of the amount of Asserted Known Term Loan Indemnification Claims at such time; fourth, to the provision of cash collateral to the Term Loan Agent in an amount equal to the Challenge Period Retention Amount of the Term Loan Agent to be held as a reserve to pay any claims (whether known or unknown) which may arise on or prior to the Challenge Period Termination Event, provided that such portion of the Challenge Period Retention Amount which shall not have been used by the Term Loan Agent to pay claims which arose on or prior to the Challenge Period Termination Date shall be applied promptly by the Term Loan Agent as specified in this Section 2.1; fifth, to the payment of Excluded Bank Debt, and with respect to Excluded Bank Debt constituting issued and outstanding Letters of Credit and Unasserted Known Bank Indemnification Claims at such time, the provision of cash collateral to the Revolving Credit Agent in respect of such Letters of Credit and Unasserted Known Bank Indemnification Claims at such time (in an amount not to exceed 104% of the aggregate undrawn face amount of such Letters of Credit and 100% of the amount of Unasserted Known Bank Indemnification Claims); sixth, to the payment of Excluded Term Loan Debt (and as to Unasserted Known Term Loan Indemnification Claims at such time in an amount not to exceed 100% of the amount of Unasserted Known Term Loan Indemnification Claims); and seventh, to the applicable Credit Party or as otherwise required by Applicable Law.

(b) Ordinary Course Application. Any proceeds of the Collateral received or collected by any Credit Party, the Revolving Credit Agent, the Term Loan Agent or any Term Loan Lender prior to any of the events listed in clauses (a) through (f) above shall be applied and treated in accordance with the applicable provisions of the Revolving Credit Agreement.
(c) Agreement Regarding Permanent Reductions of Commitment for Specified Events. The Revolving Credit Agent and the Revolving Credit Secured Parties hereby agree that upon the conduct of (i) a store closing, going-out-of-business or similar sale by the Credit Parties of all or substantially all of their retail operations or inventory, (ii) a foreclosure by the Revolving Credit Agent of its Liens on a material portion of the Collateral, or (iii) a disposition of a material portion of the Collateral by the Revolving Credit Agent as a result of the cessation of retail operations at all or substantially all Stores, excluding Force Majeure or Ordinary Course of Business temporary closures, the Revolving Credit Agent shall permanently reduce the applicable Commitments in an amount equal to the Net Proceeds received and applied to the repayment of Loans by the Revolving Credit Agent from such sale or disposition.
2.2. Further Assurances. The Term Loan Agent hereby agrees, upon request of the Revolving Credit Agent at any time and from time to time, to execute such other documents or instruments as may be reasonably requested by the Revolving Credit Agent further to evidence of public record or otherwise the senior priority of the Liens securing the Priority Bank Debt as contemplated hereby. Following the earlier of the Bank Loan Termination Date and the Term Loan Remedies Exercise Date, the Revolving Credit Agent hereby agrees, upon request of Term Loan Agent at any time and from time to time, to execute such other documents or instruments as may be reasonably requested by Term Loan Agent further to evidence of public record or otherwise the senior priority of the Liens securing the Term Loan Debt as contemplated hereby.
2.3. Books and Records. The Term Loan Agent further agrees to maintain on its books and records such notations as the Revolving Credit Agent may reasonably request to reflect the Lien subordination contemplated hereby and to perfect, render enforceable, or preserve the rights of the Revolving Credit Agent hereunder. Following the Bank Loan Termination Date, the Revolving Credit Agent further agrees to maintain on its books and records such notations as the Term Loan Agent may reasonably request to reflect the Lien subordination contemplated hereby and to perfect, render enforceable, or preserve the rights of the Term Loan Agent hereunder.
2.4. Lien Validity. The subordination provisions contained herein relate solely to the priority of Liens granted to the Revolving Credit Agent and the Term Loan Agent by the Credit Parties. It is the Revolving Credit Agent’s responsibility to ensure the validity, perfection and enforceability of the Liens granted by the Credit Parties to the Revolving Credit Agent for the benefit of itself and the Revolving Credit Secured Parties. It is the Term Loan Agent’s responsibility to ensure the validity, perfection and enforceability of the Liens granted by the Credit Parties to the Term Loan Agent for the benefit of itself and the Term Loan Lenders. Except as expressly set forth herein, no Revolving Credit Secured Party shall have any duties to the Term Loan Agent or the Term Loan Lender with respect to the Collateral, and no Term Loan Lender shall have any duties to the Revolving Credit Agent or the Revolving Credit Secured Parties with respect to the Collateral. The Term Loan Agent and the Term Loan Lenders agree that they will not contest the validity, perfection, priority or enforceability of the claims of the Revolving Credit Secured Parties with respect to the Bank Debt (including any obligations arising under the Revolving Credit Agreement or the other Revolving Loan Documents to the extent allowed in any Insolvency Proceeding) or the Liens upon the Collateral in favor of the Revolving Credit Agent. The Revolving Credit Secured Parties agree that they will not contest the validity, perfection, priority or enforceability of the claims of the Term Loan Agent and the Term Loan Lenders with respect to the Term Loan Debt (including any obligations arising under the Term Loan Agreement or the other Term Loan Documents to the extent allowed in any Insolvency Proceeding) or the Liens upon the Collateral in favor of the Term Loan Agent.

2.5. No Debt Subordination. Nothing in this Intercreditor Agreement shall be deemed to subordinate the right of the Term Loan Lenders to receive payment, whether before or after the occurrence of any default, event of default or Insolvency Proceeding (other than payments from Collateral, to the extent contrary to the provisions of Section 2.1), it being the intent of the parties hereto that, to the extent provided in this Intercreditor Agreement, (a) the Lien of the Term Loan Agent with respect to the Collateral shall, to the extent valid, perfected, enforceable and not avoided, be junior and have its priority and preference of rank ceded to the Lien of the Revolving Credit Agent with respect to the Collateral to the extent of the respective Lien priorities set forth in Section 2 of this Intercreditor Agreement, and (b) the Lien of the Revolving Credit Agent with respect to the Collateral shall, to the extent valid, perfected, enforceable and not avoided, shall be senior and have priority and preference of rank to the Lien of the Term Loan Agent with respect to the Collateral to the extent of the respective Lien priorities set forth in Section 2 of this Intercreditor Agreement.
2.6. Collateral Release.
(a) Subject to Section 10.5(b), following the occurrence of a Release Event in which the Revolving Credit Agent acts as “Priority Lien Agent”, upon the request of the Revolving Credit Agent with respect to the Collateral identified in such request (which request shall include copies of all documentation (including purchase agreements and any other relevant supporting documentation) related to such sale or disposition, the Term Loan Agent on behalf of the Term Loan Lenders shall:
(i) release, discharge or otherwise terminate its Liens on such Collateral, to the extent such Collateral is to be sold or otherwise disposed of either by (A) the Revolving Credit Agent, its agents or with the consent of the Revolving Credit Agent, or (B) any Credit Party or its agents in accordance with the Revolving Credit Agreement;
(ii) deliver such release documents as the Revolving Credit Agent may reasonably require in connection therewith; provided that if the closing of the sale or disposition of such Collateral is not consummated within ten (10) days of receipt by the Revolving Credit Agent of such release documents from the Term Loan Agent, the Revolving Credit Agent shall promptly return all such release documents to the Term Loan Agent; and
(iii) be deemed to have consented under the Term Loan Agreement to such sale or other disposition; provided that such deemed consent shall lapse in the event such sale or other disposition does not occur within ten (10) days of receipt by the Revolving Credit Agent of the relevant release, discharge and Lien termination documents from the Term Loan Agent.
Subject to Section 10.5(b), the effectiveness of any such release, discharge, termination and/or consent by the Term Loan Agent shall be subject to (i) the sale or other disposition of the Collateral described in such request on the terms described in such request or on substantially similar terms and, with respect to dispositions conducted by the Revolving Credit Agent or its agents, in a commercially reasonable manner, and (ii) the application of the Net Proceeds of such sale or other disposition promptly by the Revolving Credit Agent or the Term Loan Agent as specified in Section 2.1(a) hereof.

(b) Following the earlier of the Bank Loan Termination Date and the Term Loan Remedies Exercise Date, in respect of any Release Event in which the Term Loan Agent acts as “Priority Lien Agent”, upon the request of the Term Loan Agent with respect to the Collateral identified in such request (which request shall include copies of all documentation (including purchase agreements and any other relevant supporting documentation) related to such sale or disposition, the Revolving Credit Agent on behalf of the applicable Secured Parties shall:
(i) release, discharge or otherwise terminate its Liens on such Collateral, to the extent such Collateral is to be sold or otherwise disposed of either by (A) the Term Loan Agent or its agents or with the consent of the Term Loan Agent, or (B) any Credit Party or its agents in accordance with the Term Loan Agreement;
(ii) deliver such release documents as the Term Loan Agent may reasonably require in connection therewith; provided that if the closing of the sale or disposition of such Collateral is not consummated within ten (10) days of receipt by the Term Loan Agent of such release documents from the Revolving Credit Agent, the Term Loan Agent shall promptly return all such release documents to the Revolving Credit Agent; and
(iii) be deemed to have consented under the Revolving Credit Agreement to such sale or other disposition; provided that such deemed consent shall lapse in the event such sale or other disposition does not occur within ten (10) days of receipt by the Term Loan Agent of the relevant release, discharge and Lien termination documents from the Revolving Credit Agent.
Subject to Section 10.5(b), the effectiveness of any such release, discharge, termination and/or consent by the Revolving Credit Agent shall be subject to (i) the sale or other disposition of the Collateral described in such request on the terms described in such request or on substantially similar terms and, with respect to dispositions conducted by the Term Loan Agent or its agents, in a commercially reasonable manner, and (ii) the application of the Net Proceeds of such sale or other disposition promptly by the Revolving Credit Agent or the Term Loan Agent as specified in Section 2.1(a) hereof.
(c) In connection with any sale, lease, exchange, transfer or other disposition of Collateral permitted under the terms of both the Revolving Credit Agreement and the Term Loan Agreement (other than in connection with any Lien Enforcement Action), each of the Revolving Credit Agent, for itself and on behalf of the Revolving Credit Secured Parties, and the Term Loan Agent, for itself and on behalf of the Term Loan Lenders, shall release any of its Liens on any part of the Collateral, or release, if so provided in the Revolving Credit Agreement and the Term Loan Agreement, as the case may be, a Credit Party from its obligations thereunder; provided, however, any failure by the Revolving Credit Agent or the Term Loan Agent, as applicable, to so release its Liens shall, in any event, result in such Liens on such Collateral to be automatically, unconditionally and simultaneously released on the day that the other agent shall release its Liens on such Collateral; provided, further, that, the Net Proceeds of such sale or other disposition shall be applied promptly by the Revolving Credit Agent or the Term Loan Agent, as applicable, as specified in Section 2.1(a) hereof.

3. Obligations of the Credit Parties; Remedy Standstill.
3.1. Obligations.
(a) Nothing contained herein shall impair as between the Credit Parties and the Term Loan Lenders, the obligation of the Credit Parties to pay to the Term Loan Lenders all amounts payable in respect of the Term Loan Debt as and when the same shall become due and payable in accordance with the terms of the Term Loan Agreement, subject to the rights of the Revolving Credit Secured Parties hereunder. Nothing in this Intercreditor Agreement shall have any effect on the right of the Term Loan Agent, for the benefit of the Term Loan Lenders, to accelerate the maturity date of the Term Loan Debt pursuant to the terms of the Term Loan Agreement or to exercise all other rights, powers and remedies otherwise permitted by applicable law or under the Term Loan Documents or this Intercreditor Agreement, except as expressly set forth in Section 3.2 hereof with respect to Lien Enforcement Actions and the filing, or the participation in a filing, of any involuntary bankruptcy petition or other Insolvency Proceeding in respect of any Credit Party. Any Lien Enforcement Action taken by the Term Loan Agent or the Term Loan Lenders and the filing, or the participation in a filing, of any involuntary bankruptcy petition or other Insolvency Proceeding in respect of any Credit Party by the Term Loan Agent or the Term Loan Lenders will be done in accordance with the provisions of this Intercreditor Agreement.
(b) Nothing contained herein shall impair as between the Credit Parties and the Revolving Credit Secured Parties, the obligation of the Credit Parties to pay to the Revolving Credit Secured Parties all amounts payable in respect of the Bank Debt as and when the same shall become due and payable in accordance with the terms of the Revolving Credit Agreement, subject to the rights of the Term Loan Agent and the Term Loan Lenders hereunder. Nothing in this Intercreditor Agreement shall have any effect on the right of the Revolving Credit Agent, for the benefit of the Revolving Credit Secured Parties, to accelerate the maturity date of the Bank Debt pursuant to the terms of the Revolving Credit Agreement or to exercise all other rights, powers and remedies otherwise permitted by applicable law or under the Revolving Loan Documents or this Intercreditor Agreement. Any Lien Enforcement Action taken by the Revolving Credit Secured Parties will be done in accordance with the provisions of this Intercreditor Agreement.
3.2. Remedy Standstill Periods.
(a) Following the occurrence of any Term Loan Event of Default and until the expiration of the Remedy Standstill Period, the Term Loan Agent may not take any Lien Enforcement Action in respect of the Term Loan Debt; provided, however, nothing contained herein shall impair the Term Loan Agent’s and the Term Loan Lenders’ rights to take, in the event that the Revolving Credit Agent has declined to take such protective actions within a reasonable time period after the written request by the Term Loan Agent to the Revolving Credit Agent to do so, any actions (including the commencement of legal proceedings, but excluding the commencement of an involuntary bankruptcy proceeding against any Credit Party) that the Term Loan Agent or such Term Loan Lender deems necessary to protect and preserve, but not to realize or foreclose on, the Collateral. After the expiration of the Remedy Standstill Period, and five (5) Business Days prior written notice to the Revolving Credit Agent (which notice may be delivered to the Revolving Credit Agent during the Remedy Standstill Period but in no event more than ten days prior to the expiration thereof), the Term Loan Agent may take, for the benefit of the Term Loan Lenders, one or more of the following actions in respect of the Term Loan Event of Default that was the subject of the notice giving rise to such Remedy Standstill Period at the same or different times:
(i) exercise any Lien Enforcement Action (including, without limitation, foreclosure upon and taking possession of the Collateral); provided, however, until the earlier of the Bank Loan Termination Date and the Term Loan Remedies Exercise Date, the Term Loan Agent will not take or continue any Lien Enforcement Action or seek or continue remedies under the Term Loan Documents on account of the Collateral so long as the Revolving Credit Agent is diligently pursuing in good faith the exercise of its enforcement rights and remedies against all or a material portion of the Collateral; and
(ii) exercise any and all other remedies under the Term Loan Documents and Applicable Law available to the Term Loan Lenders with respect to the Collateral, including the notification of account debtors or other Persons obligated on Collateral of the assignment of any Credit Party’s accounts receivable to the Revolving Credit Agent and the Term Loan Agent, all subject to the proviso in Section 3.2(a)(i) above.

(b) All proceeds of Collateral received by the Term Loan Agent shall be turned over to the Revolving Credit Agent for prompt application in accordance with Section 2.1 hereof, or, to the extent that the Term Loan Agent is entitled to apply such proceeds to the Term Loan Debt pursuant to the terms of this Intercreditor Agreement, applied promptly by the Term Loan Agent in accordance with Section 2.1. This Section 3.2 shall not be construed to in any way limit or impair the rights of the Term Loan Agent to join (but not control or object to in any way) any foreclosure or other Lien Enforcement Action with respect to the Collateral initiated by the Revolving Credit Agent, so long as it does not delay or interfere in any material respect with the exercise by the Revolving Credit Secured Parties of their respective rights as provided in this Intercreditor Agreement.
(c) Nothing contained herein shall impair the Term Loan Agent’s or any Term Loan Lender’s rights (i) to exercise any remedies against any of the Credit Parties (other than any remedies against any Collateral) pursuant to the Term Loan Documents, (ii) to accelerate any of the Term Loan Debt, (iii) to make demand upon any Credit Party or any other Person liable on the Term Loan Debt, (iv) to institute a lawsuit to collect its debt, or, after (x) the expiration of the Remedy Standstill Period, (y) the expiration of the period commencing on the date of the Revolving Credit Agent’s receipt of a written notice from the Term Loan Agent that a Term Loan Event of Default has occurred and is continuing under Section 11.1(c) of the Term Loan Agreement (with respect to a breach under Section 10.3 of the Term Loan Agreement) and ending on the date which is ten (10) Business Days after receipt of such notice, or (z) the occurrence and during the continuance of a Term Loan Event of Default under Section 11.1(a), 11.1(b) (to the extent arising from fraud or a willful misrepresentation of any Credit Party), or 11.1(p) of the Term Loan Agreement, as the case may be, the filing, or the participation in a filing, of any involuntary bankruptcy petition or other Insolvency Proceeding in respect of any Credit Party, (v) to exercise any of its rights or remedies with respect to the Collateral as and when permitted by Section 3.2(a), (vi) to file a claim or statement of interest with respect to the Term Loan Debt, (vii) to take any action (not adverse to the priority status of the Liens on the Revolving Credit Agent, or the rights of Revolving Credit Agent to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral subject to the other terms of this Intercreditor Agreement; (viii) to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Term Loan Lenders, including, without limitation, any claims secured by the Collateral, if any, in each case not otherwise in contravention of the terms of this Intercreditor Agreement; (ix) to exercise any rights or remedies available to unsecured creditors or file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under the Term Loan Documents, any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case, not otherwise prohibited by the terms of this Intercreditor Agreement; and (x) to vote on any plan of reorganization, arrangement or compromise or any proposal, file any proof of claim, make other filings and make any arguments and motions that are, in each case, not otherwise prohibited by the terms of this Intercreditor Agreement.
4. Collateral; Priority Lien Agent; Insurance Matters; Etc.
4.1. Payments Held in Trust.
(a) Until the Bank Loan Termination Date, the Term Loan Agent will hold in trust and immediately pay over to the Revolving Credit Agent for the account of the Revolving Credit Secured Parties and for application in accordance with Section 2.1 hereof, in the same form of payment received, with appropriate endorsements, any amounts that the Term Loan Agent or the Term Loan Lenders receive constituting proceeds of Collateral that the Term Loan Lenders are not then entitled to apply to the Term Loan Debt pursuant to the provisions hereof; provided that the Revolving Credit Agent will hold in trust and immediately pay over to the Term Loan Agent, for the account of the Term Loan Lenders and the Term Loan Agent, any proceeds in excess of the Priority Bank Debt to be applied to the Term Loan Debt as provided in Section 2.1 hereof. Until the Bank Loan Termination Date, the Term Loan Lenders shall, to the extent of all payments or distributions made to the Revolving Credit Secured Parties pursuant to this Intercreditor Agreement which would otherwise be payable in respect of the Term Loan Debt, be subrogated to the rights of the Revolving Credit Secured Parties to receive payments or distributions of cash, properties or securities applicable to the Bank Debt until the Term Loan Debt shall be paid in full. For purposes of such subrogation, no payments or distributions to the Revolving Credit Secured Parties of any cash, property or securities to which the Term Loan Lenders would be entitled except for the provisions of this Intercreditor Agreement, and no payment over to the Revolving Credit Secured Parties pursuant to this Intercreditor Agreement by the Term Loan Agent as between any Credit Party, its creditors (other than the Revolving Credit Secured Parties) and the Term Loan Agent shall be deemed to be a payment by the Credit Parties to or on account of the Term Loan Debt.

(b) After the Bank Loan Termination Date and until repayment of the Priority Term Loan Debt, the Revolving Credit Agent will hold in trust and immediately pay over to the Term Loan Agent for the account of the Term Loan Lenders and the Term Loan Agent and for application in accordance with Section 2.1 hereof, in the same form of payment received, with appropriate endorsements, for application to the Term Loan Debt, any cash amount that the Revolving Credit Agent receives in violation of the provisions of Section 2.1 hereof. Until repayment of the Term Loan Debt, the Revolving Credit Secured Parties shall, to the extent of all payments or distributions made to the Term Loan Agent and the Term Loan Lenders pursuant to this Intercreditor Agreement which would otherwise be payable in respect of the Bank Debt, be subrogated to the rights of the Term Loan Agent and the Term Loan Lenders to receive payments or distributions of cash, properties or securities applicable to the Term Loan Debt until the Bank Debt shall be paid in full. For purposes of such subrogation, no payments or distributions to the Term Loan Agent or the Term Loan Lenders of any cash, property or securities to which the Revolving Credit Secured Parties would be entitled except for the provisions of this Intercreditor Agreement, and no payment over to the Term Loan Agent or the Term Loan Lenders pursuant to this Intercreditor Agreement by the Revolving Credit Agent as between any Credit Party, its creditors (other than the Term Loan Agent and the Term Loan Lenders) and the Revolving Credit Agent, shall be deemed to be a payment by the Credit Parties to or on account of the Bank Debt.
(c) After repayment of the Priority Term Loan Debt and until the payment in full of the Excluded Bank Debt, the Term Loan Agent will hold in trust and immediately pay over to the Revolving Credit Agent for the account of the Revolving Credit Secured Parties and for application in accordance with Section 2.1 hereof, in the same form of payment received, with appropriate endorsements, any amounts that the Term Loan Agent or the Term Loan Lenders receive constituting proceeds of Collateral that the Term Loan Lenders are not then entitled to apply to the Term Loan Debt pursuant to the provisions hereof; provided that the Revolving Credit Agent will hold in trust and immediately pay over to the Term Loan Agent, for the account of the Term Loan Lenders and the Term Loan Agent, any proceeds in excess of the Excluded Bank Debt to be applied to the Term Loan Debt as provided in Section 2.1 hereof. Until the payment in full of the Excluded Bank Debt, the Term Loan Lenders shall, to the extent of all payments or distributions made to the Revolving Credit Secured Parties pursuant to this Intercreditor Agreement which would otherwise be payable in respect of the Excluded Term Loan Debt, be subrogated to the rights of the Revolving Credit Secured Parties to receive payments or distributions of cash, properties or securities applicable to the Bank Debt until the Term Loan Debt shall be paid in full. For purposes of such subrogation, no payments or distributions to the Revolving Credit Secured Parties of any cash, property or securities to which the Term Loan Lenders would be entitled except for the provisions of this Intercreditor Agreement, and no payment over to the Revolving Credit Secured Parties pursuant to this Intercreditor Agreement by the Term Loan Agent as between any Credit Party, its creditors (other than the Revolving Credit Secured Parties) and the Term Loan Agent shall be deemed to be a payment by the Credit Parties to or on account of the Term Loan Debt.

4.2. Appointment of Revolving Credit Agent as Agent. The Term Loan Agent hereby appoints the Revolving Credit Agent as its agent to perfect by possession or control its Lien on, and to hold on its behalf, any of the Collateral (a) which Lien is capable of being perfected by possession or control and (b) that is, at any time, delivered to and in the possession, or is under the control of the Revolving Credit Agent, subject always to the rights of the Revolving Credit Agent as prior Lien holder. The Revolving Credit Agent acknowledges that it holds such Collateral for the benefit of the Term Loan Agent upon and subject to the terms contained in this Intercreditor Agreement. After the occurrence and during the continuance of a Revolving Credit Event of Default, the Revolving Credit Agent shall receive for the benefit of the Revolving Credit Secured Parties, the Term Loan Agent and the Term Loan Lenders any dividends paid by any Subsidiaries of the Credit Parties and apply such dividends in accordance with Section 2.1 hereof, to the extent then applicable.
4.3. Appointment of Term Loan Agent as Agent. The Revolving Credit Agent hereby appoints the Term Loan Agent as its agent to perfect by possession or control its Lien on, and to hold on its behalf, any of the Collateral which Lien is capable of being perfected by possession or control which is delivered to and in the possession, or is under the control of the Term Loan Agent, subject at all times to the proceeds of such Collateral being distributed in accordance with Section 2.1. The Term Loan Agent acknowledges that it holds such Collateral for the benefit of the Revolving Credit Secured Parties upon and subject to the terms contained in this Intercreditor Agreement. After the occurrence and during the continuance of a Term Loan Event of Default, the Term Loan Agent shall receive for the benefit of the Revolving Credit Secured Parties any dividends paid by any Subsidiaries of the Credit Parties and pay over to the Revolving Credit Agent such dividends as provided in Section 4.1.
4.4. Agent and Bailee for Perfection.
(a) Prior to the earlier of the Bank Loan Termination Date and the Term Loan Remedies Exercise Date, except as otherwise expressly provided in this Intercreditor Agreement, (i) the Revolving Credit Agent shall be entitled to deal with the Collateral in its possession or under its control in accordance with the terms of the Revolving Loan Documents and (ii) the rights of the Term Loan Agent shall at all times be subject to the terms of this Intercreditor Agreement. Following the earlier of the Bank Loan Termination Date and the Term Loan Remedies Exercise Date, except as otherwise expressly provided in this Intercreditor Agreement, (x) the Term Loan Agent shall be entitled to deal with the Collateral in its possession or under its control in accordance with the terms of the Term Loan Documents and (y) the rights of the Revolving Credit Agent shall at all times be subject to the terms of this Intercreditor Agreement.
(b) The Revolving Credit Agent shall have no obligation whatsoever to the Term Loan Agent or any Term Loan Lender to ensure that the Collateral in its possession or under its control is genuine or owned by a Credit Party or to preserve the rights or benefits of any person except as expressly set forth in this Section 4. The duties or responsibilities of the Revolving Credit Agent under this Section 4 shall be limited solely to holding the Collateral as agent or as bailee, as the case may be, and controlling deposit accounts and securities accounts as agent, in each case for the Term Loan Agent for purposes of perfecting the Lien thereon held by the Term Loan Agent. The Revolving Credit Agent shall not have, or be deemed to have, by reason of this Intercreditor Agreement or otherwise a fiduciary relationship in respect of any Term Loan Lender or the Term Loan Agent. Neither any Revolving Credit Secured Party nor any of its Affiliates or their respective officers, directors, employees, agents or representatives shall be liable to the Term Loan Agent or any Term Loan Lender for any action taken or omitted to be taken by it under or in connection with this Article 4. The Term Loan Agent shall have no obligation whatsoever to any Revolving Credit Secured Party to ensure that the Collateral in its possession or under its control is genuine or owned by a Credit Party or to preserve the rights or benefits of any person except as expressly set forth in this Section 4. The duties or responsibilities of the Term Loan Agent under this Section 4 shall be limited solely to holding the Collateral as agent, mandatory or as bailee, as the case may be, and controlling deposit accounts and securities accounts as agent, in each case for the Revolving Credit Agent for purposes of perfecting the Lien thereon held by the Revolving Credit Agent. The Term Loan Agent shall not have, or be deemed to have, by reason of this Intercreditor Agreement or otherwise a fiduciary relationship in respect of any Revolving Credit Secured Party. Neither the Term Loan Agent or any Term Loan Lender nor any of its Affiliates or their respective officers, directors, employees, agents or representatives shall be liable to any Revolving Credit Secured Party for any action taken or omitted to be taken by it under or in connection with this Article 4.

(c) Following the earlier of the Bank Loan Termination Date and the Term Loan Remedies Exercise Date, the Revolving Credit Agent shall transfer the possession and control of the Collateral in its “possession” or “control”, together with any necessary endorsements and releases but without recourse or warranty to the Term Loan Agent, at the cost and expense of the Credit Parties pursuant to Section 3.4 of the Revolving Credit Agreement. Further, the Revolving Credit Agent shall, at the cost and expense of the Credit Parties pursuant to Section 3.4 of the Revolving Credit Agreement, deliver notices to the third-parties party to those collateral documents in which the “Priority Lien Agent” is a party to indicate that the “Priority Lien Agent” shall thereafter be the Term Loan Agent. Such notices to be substantially in the form attached to such collateral documents.
4.5 Insurance Matters. Until the earlier of the Bank Loan Termination Date and the Term Loan Remedies Exercise Date, the Revolving Credit Agent shall have the exclusive right, subject to the rights of the Credit Parties under the Revolving Credit Agreement, to settle and adjust all insurance claims compensating for the loss, damage or destruction of Collateral (including all business interruption insurance claims). Following the earlier of the Bank Loan Termination Date and the Term Loan Remedies Exercise Date, the Term Loan Agent shall have the exclusive right, subject to the rights of the Credit Parties under the Term Loan Agreement, to settle and adjust all insurance claims compensating for the loss, damage or destruction of Collateral (including all business interruption insurance claims). Following the payment in full of the Priority Term Loan Debt and until the payment in full of the Excluded Bank Debt, Revolving Credit Agent shall have the exclusive right, subject to the rights of the Credit Parties under the Term Loan Agreement, to settle and adjust all insurance claims compensating for the loss, damage or destruction of Collateral (including all business interruption insurance claims). Following payment in full of the Excluded Bank Debt, Term Loan Agent shall have the exclusive right, subject to the rights of the Credit Parties under the Term Loan Agreement, to settle and adjust all insurance claims compensating for the loss, damage or destruction of Collateral (including all business interruption insurance claims).
In calculating the Maximum Bank Debt, any Overadvance resulting from any settlement or adjustment of any insurance claims by any Person for an amount less then the cost of such Inventory, in each case, shall be deemed an Inadvertent Overadvance.

4.6 [Intentionally Omitted.]
4.7 No Marshaling. The Term Loan Agent agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim against any Revolving Credit Secured Parties the benefit of any marshaling right that a junior secured creditor might have under applicable law with respect to the Collateral. The Revolving Credit Agent agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim against the Term Loan Agent and the Term Loan Lenders the benefit of any marshaling right that a junior secured creditor (solely with respect to the Excluded Bank Debt) might have under applicable law with respect to the Collateral.
4.8 Cash Management Arrangements, etc. Until the earlier of the Bank Loan Termination Date and the Term Loan Remedies Exercise Date, the Revolving Credit Agent shall have the exclusive right to give notices, take any action under or settle any disputes arising under and in connection with any cash management arrangement, including without limitation under Section 7.2 of the Revolving Credit Agreement and any Security Documents required to have been delivered pursuant to such Section 7.2 of the Revolving Credit Agreement. Further, until the Bank Loan Termination Date, the Credit Parties shall maintain their cash management arrangements (including, without limitation, the disposition of funds maintained in any Deposit Accounts) as provided in the Revolving Loan Documents. Following the earlier of the Bank Loan Termination Date and the Term Loan Remedies Exercise Date, the Term Loan Agent shall have the exclusive right to give notices, take any action under or settle any disputes arising under and in connection with any cash management arrangement, including without limitation under Section 7.2 of the Term Loan Agreement and any “Security Documents” under and as defined in the Term Loan Agreement required to have been delivered pursuant to such Section 7.2 of the Term Loan Agreement. Further, following the Bank Loan Termination Date, the Credit Parties shall maintain their cash management arrangements (including, without limitation, the disposition of funds maintained in any Deposit Accounts) as provided in the Term Loan Documents. Following the payment in full of the Priority Term Loan Debt and until the payment in full of the Excluded Bank Debt, Revolving Credit Agent shall have the exclusive right to give notices, take any action under or settle any disputes arising under and in connection with any cash management arrangement, including without limitation under Section 7.2 of the Revolving Credit Agreement and any Security Documents required to have been delivered pursuant to such Section 7.2 of the Revolving Credit Agreement. Further, until the repayment in full of the Excluded Bank Debt, the Credit Parties shall maintain their cash management arrangements (including, without limitation, the disposition of funds maintained in any Deposit Accounts) as provided in the Revolving Loan Documents. Following payment in full of the Excluded Bank Debt, Term Loan Agent shall have the exclusive right to give notices, take any action under or settle any disputes arising under and in connection with any cash management arrangement, including without limitation under Section 7.2 of the Term Loan Agreement and any “Security Documents” under and as defined in the Term Loan Agreement required to have been delivered pursuant to such Section 7.2 of the Term Loan Agreement. Further, following the payment in full of the Excluded Bank Debt, the Credit Parties shall maintain their cash management arrangements (including, without limitation, the disposition of funds maintained in any Deposit Accounts) as provided in the Term Loan Documents.
5. Defense to Enforcement. If the Term Loan Agent, in contravention of the terms of this Intercreditor Agreement, shall commence, prosecute or participate in any suit, action or proceeding against any Collateral, then the Credit Parties may interpose as a defense or plea the making of this Intercreditor Agreement, and any Revolving Credit Secured Party may intervene and interpose such defense or plea in its name or in the name of such Credit Party. If the Revolving Credit Agent, in contravention of the terms of this Intercreditor Agreement, shall commence, prosecute or participate in any suit, action or proceeding against any Collateral, then the Credit Parties may interpose as a defense or plea the making of this Intercreditor Agreement, and the Term Loan Agent may intervene and interpose such defense or plea in its name or in the name of such Credit Party.

6. Advances. If any Revolving Credit Secured Party should honor a request by the Borrowers for a loan, advance or other financial accommodation under the Revolving Credit Agreement, whether or not the Revolving Credit Agent or any Revolving Credit Secured Party has knowledge that the honoring of such request would result in a Term Loan Event of Default, or act, condition or event which with notice or passage of time or both would constitute a Term Loan Event of Default, in no event shall any Revolving Credit Secured Party have any liability to the Term Loan Agent or any Term Loan Lender as a result of such breach.
7. Lenders’ Freedom of Dealing.
7.1. Modifications to Revolving Credit Agreement. The Revolving Credit Secured Parties may at any time and from time to time and without consent of or notice to the Term Loan Agent or any Term Loan Lender, without incurring any liability to the Term Loan Agent or any Term Loan Lender and without impairing or releasing any rights or obligations hereunder or otherwise, amend, restate, supplement, modify, waive, substitute, renew, Refinance, or replace any or all of the Revolving Loan Documents; provided, however, that without the consent of the Term Loan Agent, the Revolving Credit Secured Parties shall not amend, restate, supplement, modify, waive, substitute, renew, Refinance or replace any or all of the Revolving Loan Documents to:
(i) (A) at any time prior to the Restatement Effective Date, (1) increase the rates of interest set forth in the definition of “Applicable Margin” as defined in the Revolving Credit Agreement as in effect on the date hereof above (x) the rates of interest set forth in the definition of “Applicable Margin” as defined in the Proposed Restated Revolving Credit Agreement plus (y) 2.00% per annum at any level of the pricing grid applicable thereto (other than any increase occurring because of fluctuations in underlying rate indices or the imposition of the Default Rate), (2) increase the percentage set forth in the definition of “Default Rate” or increase any fees payable pursuant to Section 3.2.2(a) of the Revolving Credit Agreement, in each case, by more than 2.00% per annum above percentage set forth in the definition of “Default Rate” or the fees payable pursuant to Section 3.2.2(a), as applicable, in the Proposed Restated Revolving Credit Agreement (other than any increase occurring because of fluctuations in underlying rate indices) or (3) increase any fees payable pursuant to Section 3.2.1 of the Revolving Credit Agreement by more than 2.00% per annum above the percentages set forth in the definition of “Unused Line Fee Rate” in the Proposed Restated Revolving Credit Agreement (other than any increase occurring because of fluctuations in underlying rate indices) and (B) at any time on or after the Restatement Effective Date, increase the rates of interest set forth in the definition of “Applicable Margin” as defined in the Proposed Restated Revolving Credit Agreement by more than 2.00% per annum at any level of the pricing grid applicable thereto (other than any increase occurring because of fluctuations in underlying rate indices or the imposition of the Default Rate) or increase the percentages set forth in each of the definitions of “Default Rate” or “Unused Line Fee Rate” set forth in the Revolving Credit Agreement, or increase any fees payable pursuant to Section 3.2.2(a) of the Revolving Credit Agreement, in each case, by more than 2.00% per annum above the rate applicable thereto and set forth in the Proposed Restated Revolving Credit Agreement (other than any increase occurring because of fluctuations in underlying rate indices);

(ii) (A) at any time prior to the Restatement Effective Date, amend or waive any requirement set forth in Section 10.3.1 (Excess Availability) of the Revolving Credit Agreement, if the effect of (x) any such amendment would be to decrease in any manner the required amount of minimum Excess Availability set forth therein as in effect on the date hereof or (y) any such waiver would permit the Borrowers to obtain Loans in an amount which would violate (except as a result of an Inadvertent Overadvance, a Protective Overadvance or Permitted Insolvency Increase Amount) the minimum Excess Availability requirement set forth in such Section 10.3.1 on the date hereof and (B) at any time on or after the Restatement Effective Date, amend or waive any requirement set forth in Section 10.3.1 (Excess Availability) of the Revolving Credit Agreement, if the effect of (x) any such amendment would be to decrease in any manner the required amount of minimum Excess Availability set forth in the Proposed Restated Revolving Credit Agreement or (y) any such waiver would permit the Borrowers to obtain Loans in an amount which would violate (except as a result of an Inadvertent Overadvance, a Protective Overadvance or Permitted Insolvency Increase Amount) the minimum Excess Availability requirement set forth in such Section 10.3.1 of Proposed Restated Revolving Credit Agreement;
(iii) shorten the scheduled maturity of the Bank Debt;
(iv) (A) at any time prior to the Restatement Effective Date, change any conditions, covenants, defaults or events of default thereunder that expressly restricts any Credit Party from making payments of the Term Loan Debt that would otherwise be permitted under the Revolving Loan Documents as in effect on the date hereof and (B) at any time on or after the Restatement Effective Date, change any conditions, covenants, defaults or events of default thereunder that expressly restricts any Credit Party from making payments of the Term Loan Debt that would otherwise be permitted under the Proposed Restated Revolving Credit Agreement other than as expressly provided herein; or
(v) effect any Specified Revolving Credit Amendment.
Nothing contained herein shall limit, restrict or impair the discretionary rights and ability of the Revolving Credit Agent to impose or establish any and all Availability Reserves, and to thereafter reduce or eliminate such Availability Reserves, or to determine the eligibility of Collateral for inclusion in the calculation of the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base, in each case, as provided in the Revolving Credit Agreement; provided, that the Revolving Credit Agent agrees to impose a methodology no less restrictive than that used as of the date hereof (and, at any time on or after the Restatement Effective Date, a methodology no less restrictive than that set forth in the Proposed Restated Revolving Credit Agreement) in determining (a) Inventory Reserves as to shrink and, prior to the filing of any petition or the commencement of any Insolvency Proceeding by or against any Credit Party under applicable Insolvency Laws, the rent component of the Rent and Charges Reserve and (b) Availability Reserves in respect of Bank Product Debt, except, in each case, the Administrative Agent may, in its reasonable exercise of its credit judgment as an asset based lender to the retail industry, impose a methodology that is less restrictive in determining any such reserve so long as imposing such less restrictive methodology, either individually or in the aggregate (for all such less restrictive methodology), would not result in an increase of more than $5,000,000 in the Aggregate Borrowing Base. The Maximum Bank Debt is not a limitation on the discretionary rights and ability of the Revolving Credit Agent to impose or establish any and all Availability Reserves, and to thereafter reduce or eliminate such Availability Reserves.

7.2. Modifications to Term Loan Agreement. The Term Loan Agent and the Term Loan Lenders may at any time and from time to time and without consent of or notice to the Revolving Credit Secured Parties, without incurring any liability to the Revolving Credit Secured Parties and without impairing or releasing any rights or obligations hereunder or otherwise, amend, restate, supplement, modify, waive, substitute, renew, Refinance or replace any or all of the Term Loan Documents; provided, however, that without the consent of the Revolving Credit Agent, the Term Loan Agent and the Term Loan Lenders shall not amend, restate, supplement, modify, waive, substitute, renew, Refinance or replace any or all of the Term Loan Documents to:
(i) increase the aggregate outstanding principal amount of the Term Loan Debt;
(ii) increase the rates of interest set forth in the definition of “Applicable Margin” as defined in the Term Loan Agreement by more than 2.00% per annum at any level of the pricing grid applicable thereto (other than any increase occurring because of fluctuations in underlying rate indices or the imposition of the “Default Rate” as defined in the Term Loan Agreement) or increase the percentages set forth in the definition of “Default Rate” as defined in the Term Loan Agreement by more than 2.00% per annum above the rate applicable thereto on the date hereof;
(iii) shorten the scheduled maturity of the Term Loan Debt;
(iv) require any mandatory prepayments or scheduled repayments of the Term Loan Debt except as provided in the Term Loan Documents as in effect on the date hereof or require that any payment on the Term Loan Debt be made earlier than the date originally scheduled for such payment;
(v) amend Section 10.3.1 (Excess Availability) of the Term Loan Agreement, if the effect of such amendment would be to increase in any manner the required amount of minimum “Excess Availability” set forth therein as in effect on the date hereof; or
(vi) change any conditions, covenants, defaults or events of default thereunder that expressly restricts any Credit Party from making payments of the Bank Debt that would otherwise be permitted under the Term Loan Documents as in effect on the date hereof.
7.3. Notifications of Modifications to Agreements.
(a) The Revolving Credit Agent shall provide prompt written notice to the Term Loan Agent of any amendment or modification to the Revolving Credit Agreement or the other Revolving Loan Documents, provided that the failure of the Revolving Credit Agent to give notice as required hereby shall not result in liability for failure to do so, and shall not affect the relative priorities of Liens as provided herein or the validity or effectiveness of any such notice or such enforcement action as against any Credit Party.
(b) The Term Loan Agent shall provide prompt written notice to the Revolving Credit Agent of any amendment or modification to the Term Loan Agreement or the other Term Loan Documents, provided that the failure of the Term Loan Agent to give notice as required hereby shall not result in liability for failure to do so, and shall not affect the relative priorities of Liens as provided herein or the validity or effectiveness of any such notice or such enforcement action as against any Credit Party.
7.4. Notifications of Events of Default.
(a) The Term Loan Agent shall provide a written notice to the Revolving Credit Agent promptly following the occurrence of any Term Loan Event of Default of which the Term Loan Agent is aware, provided that the failure of the Term Loan Agent to give notice as required hereby shall not result in liability for failure to do so, and shall not affect the relative priorities of Liens as provided herein or the validity or effectiveness of any such notice or such enforcement action as against any Credit Party.

(b) The Revolving Credit Agent shall provide a written notice to the Term Loan Agent promptly following the occurrence of any Revolving Credit Event of Default of which the Revolving Credit Agent is aware, provided that the failure of the Revolving Credit Agent to give notice as required hereby shall not result in liability for failure to do so, and shall not affect the relative priorities of Liens as provided herein or the validity or effectiveness of any such notice or such enforcement action as against any Credit Party.
(c) The Revolving Credit Agent and the Term Loan Agent each will (i) absent Exigent Circumstances, provide notice to the other of its commencement of a Lien Enforcement Action and (ii) use commercially reasonable efforts to provide such information as it may have to the others as the such agents may from time to time reasonably request concerning the status of the exercise of any Lien Enforcement Action or other enforcement right or remedy, and each of the Revolving Credit Agent and the Term Loan Agent shall be available on a reasonable basis during normal business hours to review with each other alternatives available in exercising such rights, including, but not limited to, advising each other of any offers which may be made from time to time by prospective purchasers of the Collateral (subject to any confidentiality requirements as may be imposed by such prospective purchasers); provided, that, in each case of clauses (i) and (ii), the failure of any party to do any of the foregoing shall not result in liability for failure to do so, and shall not affect the relative priorities of the Revolving Credit Agent’s and the Term Loan Agent’s Liens as provided herein or the validity or effectiveness of any notices or demands or enforcement action as against any Credit Party.
7.5. Consent to Restated Revolving Credit Agreement. Notwithstanding anything to the contrary contained herein, the Term Loan Agent hereby consents to the amendment, or amendment and restatement of, the Revolving Credit Agreement in substantially the form of the Proposed Restated Revolving Credit Agreement with such changes or other modifications as may be required by any Revolving Credit Lender so long as such amendment or other modification shall not be in violation of the provisions set forth in Section 7.1.
7.6. Appraisals, Collateral Exams, Etc. The Revolving Credit Agent shall provide Term Loan Agent with (x) copies of all appraisals (including so called “desktop appraisals”), collateral exams, field audits, environmental exams, or similar reports and bank statements and other account information received by the Revolving Credit Agent in connection with the Revolving Credit Agreement or the other Revolving Loan Documents and (y) updated information concerning the Tranche A Borrowing Base, the Tranche A-1 Borrowing Base and Excess Availability, as the Term Loan Agent may reasonably request (collectively, “Materials”) and the Credit Parties irrevocably, by their execution hereof, direct and authorize the Revolving Credit Agent to do so. The Term Loan Agent agrees that such Materials are delivered without representation and warranty by, and without recourse to, the Revolving Credit Secured Parties. Notwithstanding the foregoing, the failure of the Revolving Credit Agent to provide any Materials shall not (A) affect the relative priorities of Liens as provided herein or the validity or effectiveness of any notices or demands as against any Credit Party, (B) impair the effectiveness of this Intercreditor Agreement or (C) give rise to any claim or cause of action by Term Loan Agent against any Revolving Credit Secured Party or any third person conducting such appraisals and commercial finance audits. The Term Loan Agent and the Term Loan Lenders each acknowledges and agrees that none of the Revolving Credit Secured Parties and their agents and employees make any representations or warranties whatsoever with respect to the Materials of any kind, nature, or description, including without limitation, any representation as to the completeness or accuracy of the Materials, either at the time that the Materials were prepared or at the present time and such information is provided information purposes only, and may not be relied upon by the Term Loan Agent or any Term Loan Lender, or any other party, in any manner whatsoever. The Revolving Credit Agent hereby agrees to use commercially reasonable efforts to provide the Term Loan Agent with prior notice of any inspections, audits or appraisals (other than any such “desktop” appraisals”) made by the Revolving Credit Agent pursuant to Section 10.1.1 of the Revolving Credit Agreement so that Term Loan Agent may accompany the Revolving Credit Agent on any such inspections, audits or appraisals; provided that the failure of the Revolving Credit Agent to so notify the Term Loan Agent shall not (x) alter the rights or obligations of the parties hereto or impair the effectiveness of this Intercreditor Agreement, (y) be deemed a breach hereof and (z) give rise to any claim or cause of action by the Term Loan Agent against the Revolving Credit Agent.

8. New Liens. Subject to Section 2 and Section 10, (i) each of the Revolving Credit Agent and the Term Loan Agent agrees that, after the date hereof, neither such agent nor any of the Revolving Credit Secured Parties or the Term Loan Lenders shall acquire or hold any Lien on any assets of any Credit Party or any of their respective Subsidiaries unless, prior to or contemporaneously therewith, such Lien on such assets has been offered to the Revolving Credit Agent or the Term Loan Agent, as the case may be; and (ii) each Credit Party agrees not to grant any Lien on any of its assets, or permit any of its Subsidiaries to grant a Lien on any of its assets, in favor of any of the Revolving Credit Agent or the Term Loan Agent or any Revolving Credit Secured Party or the Term Loan Lenders unless, prior to or contemporaneously therewith, it, or such Subsidiary, has offered to grant a similar Lien on such assets in favor of the other agent(s) or the other lenders or secured parties, as they case may be. To the extent that the foregoing provisions are not complied with for any reason, each of the Revolving Credit Agent and the Term Loan Agent agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 8 shall be subject to Section 2.1. In the event that, pursuant to this Section 8, (a) the Revolving Credit Agent or any Revolving Credit Secured Party shall acquire or hold any Lien on any assets of any Credit Party and the Term Loan Agent and the Term Loan Lenders shall not have a similar Lien on such asset, the Revolving Credit Agent or such Revolving Credit Secured Party, as the case may be, shall be deemed, subject to Section 4.4(b), to hold such Collateral as agent or as bailee, as the case may be, for the Term Loan Agent for purposes of perfecting the Lien of the Term Loan Agent thereon, and (b) the Term Loan Agent or any Term Loan Lender shall acquire or hold any Lien on any assets of any Credit Party and the Revolving Credit Agent and the Revolving Credit Secured Parties shall not have a similar Lien on such asset, the Term Loan Agent or such Term Loan Lender, as the case may be, shall be deemed, subject to Section 4.4(b), to hold such Collateral as agent or as bailee, as the case may be, for the Revolving Credit Agent for purposes of perfecting the Lien of the Revolving Credit Agent thereon.
9. Sale of the Bank Debt and the Term Loan Debt. None of the Revolving Credit Secured Parties, Term Loan Agent or Term Loan Lender will sell, transfer, pledge, assign, hypothecate or otherwise dispose of (collectively, a “Transfer”) any or all of the Bank Debt or Term Loan Debt, as the case may be, to any person other than a person who agrees to become a party hereto and to succeed to the rights and to be bound by all of the obligations of such Revolving Credit Secured Party, Term Loan Agent or Term Loan Lender hereunder.
10. Bankruptcy Matters.
10.1. Insolvency. This Intercreditor Agreement and the priorities provided for herein shall be applicable with respect to all Liens obtained by the Revolving Credit Agent, any Revolving Credit Secured Party, the Term Loan Agent or any Term Loan Lender (whether obtained before or after the filing of any petition or the commencement of any Insolvency Proceeding by or against any Credit Party under applicable Insolvency Laws and all converted or succeeding Insolvency Proceedings in respect thereof). The relative rights of Revolving Credit Agent, any Revolving Credit Secured Party, the Term Loan Agent and the Term Loan Lenders in or to any distributions from or in respect of any Collateral or proceeds of Collateral shall continue after the commencement of any such Insolvency Proceeding on the same basis as prior to the commencement of any such Insolvency Proceeding, subject to any court order approving Post-Petition Financing by Post-Petition Lenders (each as defined below) in favor of, or use of cash collateral by, any Credit Party as debtor-in-possession.

10.2. Post-Petition Financing. If any Credit Party shall become subject to an Insolvency Proceeding and the Credit Parties or any trustee, monitor, receiver or similar official therefor moves for (a) approval of financing to be provided in good faith by any Revolving Credit Secured Party (in such capacity, the “Post-Petition Lenders”) as permitted under applicable Insolvency Laws or (b) the use of cash collateral with the consent of the Revolving Credit Agent as permitted under applicable Insolvency Laws (such use of cash collateral and any such financing provided by the Post-Petition Lenders, the “Post-Petition Financing”), then the Term Loan Agent and the Term Loan Lenders agree: (i) not to object to any use of cash collateral or any such financing (nor support any other Person objecting to such use of cash collateral or such financing) on the grounds of a failure to provide “adequate protection”, and (ii) not to demand any form of “adequate protection” or any other form of relief in connection with such use of such cash collateral or such financing, in each of clause (i) and clause (ii), so long as (A) the Term Loan Agent and the Term Loan Lenders retain a Lien on the pre-petition Collateral (including proceeds thereof arising after the commencement of such proceeding) with the same priority as existed prior to the commencement of the case or proceeding under applicable Insolvency Laws to the extent such Liens were valid, perfected, enforceable and not avoided, (B) the Term Loan Agent and the Term Loan Lenders receive, as adequate protection, a replacement Lien on post-petition assets to the same extent granted to the Post-Petition Lenders, such replacement Lien to be subordinate to (1) the Lien of such Post-Petition Lenders, (2) the Lien of the Revolving Credit Agent and the Lien of the Revolving Credit Secured Parties with respect to the pre-petition obligations, (3) any adequate protection Lien provided to the Revolving Credit Agent and the Revolving Credit Secured Parties and (4) to any carve-out amount for professionals and directors and officers following the occurrence of any event of default under any such debtor-in-possession financing or the United States Trustee or any other insolvency officer and its counsel that has been agreed upon by the Revolving Credit Agent, (C) the Post-Petition Financing will not require the Credit Parties to seek confirmation of a specific plan of reorganization or arrangement for which all or substantially all of the material terms are set forth in the documentation evidencing such Post-Petition Financing (but for the avoidance of doubt, such Post-Petition Financing may include deadlines for the confirmation of a plan of reorganization or arrangement satisfactory to the Post-Petition Lenders), (D) the Post-Petition Lenders agree that they will not seek court approval to make, issue or incur loans or letter of credit accommodations pursuant to such Post-Petition Financing that would cause the sum of (x) the aggregate outstanding principal amount of such loans and letter of credit accommodations made pursuant to such financing plus (y) the outstanding principal amount of pre-petition Bank Debt, in each case, to the extent having priority over the Priority Term Debt to exceed the sum of (aa) the Priority Bank Debt, plus (bb) the Permitted Insolvency Increase Amount, and (E) the Post-Petition Financing is otherwise in compliance with the provisions of Section 7.1 (other than (x) clauses (i) and (iii) of such Section 7.1 and (y) clause (a) of the definition of Specified Revolving Credit Amendments). Nothing contained herein shall be deemed to limit the rights of the Term Loan Agent or any Term Loan Lender to object to Post-Petition Financing or use of cash collateral on any grounds other than the failure to provide “adequate protection” for the Liens of the Term Loan Agent and the Term Loan Lenders.
10.3. Voting.
(a) In any such Insolvency Proceeding, the Term Loan Agent and the Term Loan Lenders shall not vote with respect to any plan or proposal or take any other action in any way so as to contest (i) the priority, perfection or validity of any Bank Debt (including any claim for post-petition interest thereon) or any collateral or guaranties thereof or (ii) the Term Loan Agent’s and the Term Loan Lenders’ obligations and agreements set forth in this Intercreditor Agreement.

(b) In any such Insolvency Proceeding, the Revolving Credit Secured Parties shall not vote with respect to any plan or proposal or take any other action in any way so as to contest (i) the priority, perfection or validity of any Term Loan Debt (including any claim for post-petition interest thereon) or any collateral or guaranties thereof or (ii) the Revolving Credit Secured Parties’ obligations and agreements set forth in this Intercreditor Agreement.
10.4. Alternative Financings.
(a) The provisions hereof shall not impair the right of the Revolving Credit Secured Parties in any Insolvency Proceeding to provide Post-Petition Financing or consent to the use of cash collateral on terms other than as set forth herein, provided that such Post-Petition Financing shall comply with the provisions of clauses (D) and (E) of Section 10.2. Further, nothing in this Intercreditor Agreement shall limit the rights of the Revolving Credit Secured Parties to object to post-petition financing provided by the Term Loan Agent and/or the Term Loan Lenders following any Insolvency Proceeding on any grounds.
(b) The Term Loan Agent and the Term Loan Lenders hereby agree that they shall not offer, and shall not permit any Affiliate of any of them to offer, to provide any Post-Petition Financing to the Credit Parties in any Insolvency Proceeding or endorse the provision of any Post-Petition Financing to the Credit Parties in any Insolvency Proceeding other than Post-Petition Financing provided by or consented to by Revolving Credit Secured Parties.
10.5. Certain Agreements by Term Loan Agent and the Revolving Credit Agent.
(a) In any such Insolvency Proceeding, the Term Loan Agent agrees, for itself and the other Term Loan Lenders, that it shall not:
(i) other than as a result of the absence of adequate protection, seek any relief from, or modification of, the automatic stay as provided in §362 of the Bankruptcy Code;
(ii) object to (A) the amount of the Priority Bank Debt allowed or permitted to be asserted under any Bankruptcy Law or (B) the extent to which the Priority Bank Debt is deemed a secured claim, including under §506(a) of the Bankruptcy Code;
(iii) oppose or object to any protection provided to the Revolving Credit Agent or the Revolving Credit Secured Parties, including any form of adequate protection under §361, §362, §363 or §364 of the Bankruptcy Code or the payment of amounts equal to interest, fees, costs, charges or expenses allowed under §506(b) or §506(c) of the Bankruptcy Code to any the Revolving Credit Agent or the Revolving Credit Secured Parties; or
(iv) object to the treatment of the Priority Bank Debt under a chapter 11 plan of reorganization under the Bankruptcy Code or similar plan or reorganization or arrangement under any other applicable Insolvency or Liquidation Proceeding, except an objection as to the valuation of the property received by the Revolving Credit Agent and the Revolving Credit Secured Parties in such Insolvency Proceeding.

(b) The Term Loan Agent, on behalf of itself and the Term Loan Lenders, agrees that neither it nor they will raise any objection to or oppose a sale or other disposition of any Collateral (and any post-petition assets subject to adequate protection Liens in favor of the Revolving Credit Secured Parties), free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code (or any similar provision of any other Insolvency Laws or other Applicable Laws) if the Revolving Credit Agent has consented to such sale or disposition of such assets so long as (i) the Net Proceeds of such sale or other disposition are applied pursuant to Section 2.1 or (ii) the interests of the Term Loan Agent and the Term Loan Lenders in the Collateral (and any post-petition assets subject to adequate protection Liens, if any, in favor of the Term Loan Agent) attach to the proceeds thereof, subject to the terms of this Intercreditor Agreement. Upon request by the Revolving Credit Agent in connection therewith, the Term Loan Agent shall affirmatively consent to such a sale or disposition.
(c) Following the Bank Loan Termination Date, the Revolving Credit Agent, on behalf of itself and the Revolving Credit Secured Parties, agrees that neither it nor they will raise any objection to or oppose a sale or other disposition of any Collateral (and any post-petition assets subject to adequate protection Liens in favor of the Term Loan Agent and the Term Loan Lenders), free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code (or any similar provision of any other Insolvency Laws or other Applicable Laws) if the Term Loan Agent has consented to such sale or disposition of such assets so long as (i) the Net Proceeds of such sale or other disposition are applied pursuant to Section 2.1 or (ii) the interests of the Revolving Credit Agent and the Revolving Credit Secured Parties in the Collateral (and any post-petition assets subject to adequate protection Liens, if any, in favor of the Revolving Credit Agent) attach to the proceeds thereof, subject to the terms of this Intercreditor Agreement. Following the Bank Loan Termination Date, upon request by the Term Loan Agent in connection therewith, the Revolving Credit Agent shall affirmatively consent to such a sale or disposition.
10.6. Unsecured Creditor Rights.  The Term Loan Agent, on behalf of itself and the Term Loan Lenders, shall retain all rights to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under any Insolvency Law. In the event any Term Loan Lender or any Term Loan Agent in respect of any Collateral becomes a judgment lien creditor in respect of such Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subordinated to any Lien on such Collateral securing Priority Bank Debt in respect of such Collateral on the same basis and to the same extent as the other Liens on such Collateral securing the Term Loan Debt are subordinated to those securing the Bank Debt under this Intercreditor Agreement. Nothing in this Intercreditor Agreement modifies any rights or remedies which any Revolving Credit Secured Party in respect of any Collateral may have with respect to such Collateral.
10.7. Separate Grants of Security and Separate Classifications. Each of the parties hereto acknowledges and agrees that (i) the grants of Liens pursuant to the Revolving Loan Documents and the Term Loan Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Bank Debt and the Term Loan Debt in respect of any Collateral are fundamentally different from each other in respect of such Collateral, and the Bank Debt and Term Loan Debt in respect of any Collateral must be separately classified in any Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that, in respect of any Collateral, the Bank Debt and the Term Loan Debt in respect of such Collateral constitute only one secured claim (rather than separate classes of secured claims), then all distributions shall be made as if there were separate classes of secured claims against the Credit Parties in respect of any Collateral.
11. Revolving Credit Reconciliation Amount. Each of the Revolving Credit Agent and the Credit Parties hereby agree that, in the event that the Revolving Credit Agreement shall not, for any reason, be amended or amended and restated in substantially the form of the Proposed Restated Revolving Credit Agreement (with such changes or other modifications as may be required by any Revolving Credit Lender so long as such amendment or other modification shall not be in violation of the provisions set forth in Section 7.1) on or prior to January 5, 2010, the Revolving Credit Agent shall impose and maintain each day thereafter, commencing as of January 6, 2010, a reserve pursuant to clause (e) of the definition of Availability Reserve, as in effect on the date hereof, in an amount equal to the Revolving Credit Reconciliation Amount applicable for such day. Such reserve shall reflect the Revolving Credit Agent’s reconciliation of availability under the Aggregate Borrowing Base (as defined in the Revolving Credit Agreement as in effect at such time) and the Aggregate Borrowing Base, determined as if the Proposed Restated Revolving Credit Agreement were then in effect.

12. Credit Parties’ Obligations Absolute. Nothing contained in this Intercreditor Agreement shall impair, as between the Credit Parties and the Term Loan Lenders, the obligation of the Credit Parties to pay to the Term Loan Lenders all amounts payable in respect of the Term Loan Debt as and when the same shall become due and payable in accordance with the terms thereof, or prevent the Term Loan Agent (except as expressly otherwise provided in Sections 2, 3, 4, 5 or 10 hereof) from exercising all rights, powers and remedies otherwise permitted by the Term Loan Documents and by applicable law upon a default in the payment or performance of its obligations in relation to the Term Loan Debt or under any of the Term Loan Documents, all, however, subject to the rights of the Revolving Credit Secured Parties as set forth in this Intercreditor Agreement.
13. Notices. All notices and other communications which are required and may be given pursuant to the terms of this Intercreditor Agreement shall be in writing and shall be sufficient and effective in all respects if given in writing or telecopied, delivered by electronic transmission or mailed by registered or certified mail, postage prepaid, as follows:

If to the Revolving Credit Agent:

Bank of America, N.A.
One Federal Street
Boston, MA 02110
Attention:	Andrew Cerussi
Fax:
Email:	andrew.cerussi@bankofamerica.com

With a copy to:

Morgan, Lewis & Bockius LLP
225 Franklin Street, 16th Floor
Boston, MA 02110
Attention:	Matthew F. Furlong
Fax:	617.341.7701
Email:	mfurlong@morganlewis.com

If to the Term Loan Agent:

Sankaty Advisors, LLC
111 Huntington Avenue
Boston, MA 02199
Attention:	James Athanasoulas
Fax:	617.516.2710
Email:	jathanasoulas@sankaty.com

With a copy to:	Proskauer Rose LLP
One International Place, 23rd Floor
Boston, MA 02110
Attention:	Peter J. Antoszyk
Fax:	617.526.9899
Email:	pantoszyk@proskauer.com
or such other address or addresses as any party hereto shall have designated by written notice to the other parties hereto. Notices shall be deemed given and effective upon the earlier to occur of (i) the third day following deposit thereof in the U.S. mail or (ii) receipt by the party to whom such notice is directed.

14. Governing Law. THIS INTERCREDITOR AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402.
15. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS INTERCREDITOR AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAS BEEN INDUCED TO ENTER INTO THIS INTERCREDITOR AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.
16. Termination. This Intercreditor Agreement shall continue in full force and effect, and the obligations and agreements of the Revolving Credit Agent, the Term Loan Agent and the Credit Parties hereunder shall continue to be fully operative, until all of the Bank Debt and Term Loan Debt shall have been paid and satisfied in full in cash (other than in connection with a Refinancing of the Bank Debt or the Term Loan Debt, as the case may be) and such full payment and satisfaction shall be final and not avoidable. To the extent that the Credit Parties or any provider of collateral for the Bank Debt or the Term Loan Debt makes any payment on the Bank Debt or Term Loan Debt that is subsequently invalidated, declared to be fraudulent or preferential or set aside or is required to be repaid to a trustee, receiver, interim receiver, monitor or any other party under any Insolvency Law or equitable cause (such payment being hereinafter referred to as a “Voided Payment”), then to the extent of such Voided Payment, that portion of the Bank Debt or Term Loan Debt that had been previously satisfied by such Voided Payment shall be revived and continue in full force and effect as if such Voided Payment had never been made. In the event that a Voided Payment is recovered from such Revolving Credit Secured Party, the Term Loan Agent or any Term Loan Lender, this Intercreditor Agreement shall be in full force and effect with respect to the Bank Debt and/or the Term Loan Debt, as applicable, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Any amounts required to be turned over by any Revolving Credit Secured Party, the Term Loan Agent or any Term Loan Lender to Revolving Credit Agent or Term Loan Agent due to such Voided Payment shall be applied pursuant to Section 2.1.

17. Miscellaneous. This Intercreditor Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Intercreditor Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against which enforcement is sought. The Revolving Credit Agent may, in its sole and absolute discretion, waive any provisions of this Intercreditor Agreement benefiting the Revolving Credit Agent and the Revolving Credit Secured Parties; provided, however, that such waiver shall be effective only if in writing and signed by the Revolving Credit Agent and shall be limited to the specific provision or provisions expressly so waived. The Term Loan Agent may, in its sole and absolute discretion, waive any provisions of this Intercreditor Agreement benefiting the Term Loan Agent and the Term Loan Lenders; provided, however, that such waiver shall be effective only if in writing and signed by the Term Loan Agent and shall be limited to the specific provision or provisions expressly so waived. This Intercreditor Agreement (a) shall be binding upon the Revolving Credit Secured Parties, the Term Loan Agent, the Term Loan Lenders, the Credit Parties and their respective successors and permitted assigns, and (b) shall inure to the benefit of the Revolving Credit Secured Parties, the Term Loan Agent, the Term Loan Lenders and their respective successors and permitted assigns, any lender or lenders refunding or Refinancing any of the Bank Debt or the Term Loan Debt and their respective successors and permitted assigns, but shall not otherwise create any rights or benefits for any third party. In the event of any inconsistency or conflict between the Revolving Loan Documents or the Term Loan Documents and this Intercreditor Agreement, such inconsistency or conflict will, as between the Revolving Credit Secured Parties and the Term Loan Agent and the Term Loan Lenders, be governed by the terms of this Intercreditor Agreement and not the Revolving Loan Documents or the Term Loan Documents, as the case may be. This Intercreditor Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties with respect to the same.
[Remainder of Page Intentionally Left Blank]
[Signature Pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first above written.

REVOLVING CREDIT AGENT: BANK OF AMERICA, N.A.
By:	/s/ Stephen J. Garvin
	Name:	Stephen J. Garvin
	Title:	Managing Director
Signature Page to Intercreditor Agreement

TERM LOAN AGENT: SANKATY ADVISORS, LLC, as Term Loan Agent
By:	/s/ Michael Ewald
	Name:	Michael Ewald
	Title:	Managing Director
Signature Page to Intercreditor Agreement

CREDIT PARTIES ACKNOWLEDGMENT
Each of the undersigned hereby acknowledges the foregoing terms and provisions. Each of the undersigned acknowledges that although it may sign this Intercreditor Agreement it is not a party hereto and does not and will not receive any right, benefit, priority or interest under or because of the existence of the foregoing Intercreditor Agreement.

BORROWERS: THE BON-TON DEPARTMENT STORES, INC.
By:	/s/ Keith E. Plowman
	Name:	Keith E. Plowman
	Title:	Executive Vice President, Chief Financial Officer and Principal Accounting Officer

THE ELDER-BEERMAN STORES CORP.
By:	/s/ H. Todd Dissinger
	Name:	H. Todd Dissinger
	Title:	Vice President — Treasurer

OTHER CREDIT PARTIES: THE BON-TON STORES, INC.
By:	/s/ Keith E. Plowman
	Name:	Keith E. Plowman
	Title:	Executive Vice President, Chief Financial Officer and Principal Accounting Officer

BON-TON GIFTCO, INC.
By:	/s/ Keith E. Plowman
	Name:	Keith E. Plowman
	Title:	President and Chief Financial Officer
Signature Page to Intercreditor Agreement

THE BON-TON STORES OF LANCASTER, INC.
By:	/s/ Robert E. Stern
	Name:	Robert E. Stern
	Title:	Secretary and Treasurer

THE BON-TON TRADE, LLC
By:	/s/ Keith E. Plowman
	Name:	Keith E. Plowman
	Title:	Treasurer and Chief Financial Officer

CARSON PIRIE SCOTT II, INC.
By:	/s/ H. Todd Dissinger
	Name:	H. Todd Dissinger
	Title:	Vice President — Treasurer

BON-TON DISTRIBUTION, INC.
By:	/s/ H. Todd Dissinger
	Name:	H. Todd Dissinger
	Title:	Vice President — Treasurer

McRIL, LLC
By:	/s/ H. Todd Dissinger
	Name:	H. Todd Dissinger
	Title:	Vice President — Treasurer
Signature Page to Intercreditor Agreement

EXHIBIT A
Proposed Restated Revolving Credit Agreement